                         LOAN AGREEMENT


                         by and between




                         SHONEY'S, INC.,

                           as Borrower


                               and



                 NATIONSBANK OF TENNESSEE, N.A.,

                            as Lender










                           Dated as of
                        December 1, 1994

                         LOAN AGREEMENT

     THIS LOAN AGREEMENT is dated as of December 1, 1994, by and between SHONEY'S, INC., a Tennessee corporation ("Borrower"), and NATIONSBANK OF TENNESSEE, N.A., a national banking association
("Lender");
                      W I T N E S S E T H:

     WHEREAS, Borrower has applied to Lender for financing of the type more particularly described below; and

     WHEREAS, Lender is presently willing to extend such financing to Borrower, subject to the terms and conditions hereof;

     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE 1
               DEFINITIONS AND ACCOUNTING MATTERS

     1.1 Defined Terms. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

     "Acceleration Event" shall have the meaning assigned thereto in the Mortgages.

     "Adjusted EBITDA" shall mean for any period,

     (a)  Borrower's EBITDA for such period;

minus

     (b) Consolidated Capital Expenditures (other than in respect of Capitalized Leases or Franchisee Acquisitions) for such period.

     "Adjusted Interest Coverage Ratio" shall mean, at any date, the ratio of

     (a) Adjusted EBITDA for the four Fiscal Quarter period ending on or prior to such date to

     (b) Consolidated Interest Expense paid or payable in cash in respect of the four Fiscal Quarter period ending on or prior to such date.

     "Affiliate" shall mean, with respect to any Person, corpora-tion or other entity, any Person, corporation or other entity
Controlling, Controlled by or under common Control with such Person, corporation or entity.

     "Agreement" shall mean this Loan Agreement and any future amendments, modifications, restatements or supplements hereto or hereof.

     "Applicable Margin" shall mean (a) initially, (i) with respect to the unpaid principal amount of each Fixed Rate Portion of the Term Loan, one and one-quarter percent (1- 1/4%) per annum, and (ii) with respect to the unpaid principal amount of the Floating Rate Portion of the Term Loan, zero percent (0%) per annum, and (b) thereafter, during the effective period of any Compliance Certificate demonstrating that both Borrower's Funded Debt Ratio and the Adjusted Interest Coverage Ratio (in each case determined by reference to the applicable Compliance Certificate as set forth below) are as set forth in the columns below entitled "Funded Debt Ratio" and "Adjusted Interest Coverage Ratio", (i) with respect to the unpaid principal amount of each Fixed Rate Portion of the Term Loan, the applicable percentage set forth below in the column entitled "Applicable Margin for Fixed Rate Portions," and (ii) with respect to the unpaid principal amount of the Floating Rate Portion of the Term Loan, the applicable percentage set forth below in the column entitled "Applicable Margin for Floating Rate Portion":

                                Applicable Margin Applicable Margin
Funded Debt  Adjusted Interest  for Fixed Rate    for Floating Rate
  Ratio       Coverage Ratio       Portions           Portion
Equal to or    Equal to or less         1-1/4%         0%
greater than   than 3:1
3:1

Less than 3:1  Greater than 3:1         1%             0%
but equal to   but equal to or
or greater     less than 4:1
than 2.5:1

Less than 2.5:1 Greater than 4:1        3/4%           0%

     In order to be entitled to a reduction in the Applicable
Margin as set forth above, both Borrower's Funded Debt Ratio and the Adjusted Interest Coverage Ratio must fall within the range set forth opposite such reduced Applicable Margin.

     The Funded Debt Ratio and Adjusted Interest Coverage Ratio used to compute the Applicable Margin shall be the Funded Debt Ratio and Adjusted Interest Coverage Ratio set forth in the Compliance Certificate most recently delivered by Borrower to Lender. Each Compliance Certificate delivered by Borrower shall be in effect until the earlier of (i) (x) with respect to the first, second and fourth Fiscal Quarters of any Fiscal Year, the 45th day after the end of the Fiscal Quarter next following the Fiscal Quarter in respect of which such Compliance Certificate is being delivered, and (y) with respect to the third Fiscal Quarter of any Fiscal Year, the 90th day after the end of the Fiscal Quarter next following such third Fiscal Quarter in respect of which such Compliance Certificate is being delivered, or (ii) the effective date of delivery of the next delivered Compliance Certificate due pursuant to Section 7.2. If Borrower shall fail to deliver a Compliance Certificate within 45 or 90 days after the end of any Fiscal Quarter as required pursuant to clause (a) or (b) of Section 7.2., as the case may be, the Applicable Margin from and including the 46th or 91st day, as the case may be, after the end of such Fiscal Quarter to but not including the date Borrower delivers to Lender a Compliance Certificate shall conclusively be presumed to equal the highest Applicable Margin. Changes in the Applicable Margin resulting from a change in the Funded Debt Ratio and Adjusted Interest Coverage Ratio shall become effective on the second Business Day after the date of delivery by Borrower to Lender of a new Compliance Certificate pursuant to clause (a) or
(b) of Section 7.2. Upon the occurrence and during the continuance of an Event of Default, the entire outstanding principal balance of the Term Loan shall bear interest at the Default Rate.

     "Asbestos" shall include all the meanings therefor under any Relevant Environmental Laws and shall include, without limitation, asbestos fibers, friable asbestos, and friable and potentially friable asbestos containing material, as such terms are defined under the Relevant Environmental Laws.

     "Authorized Officers" shall mean the officers of the Borrower authorized to act with respect to this Agreement and the other Loan Documents as set forth in a certificate dated the date hereof of Borrower's Secretary certifying the authority, incumbency and signatures of such officers.

     "Bankruptcy Code" shall mean Title 11 of the United States
Code, as amended from time to time.

     "Borrower" has the meaning assigned to such term in the preamble to this Agreement.

     "Business Day" shall mean a day on which (i) Lender is open for the conduct of commercial banking business at its Nashville, Tennessee offices, and (ii) for purposes of selecting a Libor Rate, shall also mean a day on which banks are quoting rates for United States dollar deposits in the interbank eurodollar market.

     "Capitalized Leases" shall mean leases, the obligations under which have been, or in accordance with GAAP are required to be, recorded on the books of Borrower or any of its Subsidiaries as capital leases.

     "Change in Control" shall mean the acquisition after the date hereof by any Person or Persons acting in concert of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, or any successor, replacement or analogous rule or provision of law) of twenty percent (20%) or more of the outstanding shares of voting stock of Borrower.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or otherwise modified from time to time.

     "Collateral" shall have the meaning assigned thereto in the Mortgages.

     "Compliance Certificate" shall mean a certificate duly executed by an Authorized Officer of Borrower, substantially in the form of Exhibit B and including therein, among other things, calculations supporting compliance by Borrower with Section 8.5.

     "Concept" shall mean a division or type of business of Borrower or any of its Subsidiaries held out to the public with a particular designation and, as of the date hereof, shall mean and include the following: (a) "Shoney's" restaurants, (b) "Captain D's", (c) "Lee's Famous Recipe", (d) "Commissary", (e) "Pargo's",
(f) "Fifth Quarter", (g) "Mike Rose Foods", and (h) BarbWire's.

     "Consolidated Capital Expenditures" shall mean, for any period, the gross amount of additions during such period to fixed assets, property, plant, and equipment of Borrower and its Subsidiaries, all as such additions would be reflected on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP consistently applied at the end of such period when compared to a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP consistently applied at the end of a prior applicable period.

     "Consolidated Fixed Charge Coverage Ratio" shall mean, as of the close of any Fiscal Quarter, the ratio computed for the four consecutive Fiscal Quarters ending on the computation date, of:

     (a) the sum for such Fiscal Quarters of (i) EBITDA plus (ii) Consolidated Lease Expense to

     (b)  Consolidated Fixed Charges for such Fiscal Quarters.

     "Consolidated Fixed Charges" shall mean, for any period, the sum of:

     (a)  Consolidated Interest Expense;

plus

     (b) the amount of any scheduled payment of principal of any Consolidated Funded Debt (including, without limitation, the amount of scheduled payments under Capitalized Leases, other than such as is appropriately allocable to Consolidated Interest Expense) net of proceeds of insurance recoveries for such period received by Borrower in respect of certain litigation against Borrower as reflected in Borrower's Annual Report on Form 10-K for its 1992 Fiscal Year; provided, however, that for purposes of this clause
(b) only, Consolidated Funded Debt shall not include any Indebtedness permitted under clause (b) of Section 8.4 or any similar Indebtedness permitted under clause (c) of Section 8.4 so long as such Indebtedness is, by its terms, renewable and the provider of such Indebtedness has not declined to so renew such Indebtedness;

plus

     (c) all federal, state and local income taxes of Borrower and its Subsidiaries;

plus

     (d)  Consolidated Lease Expense

in each case for such period.

     "Consolidated Funded Debt" shall mean, at any time, the sum of
(a) all Indebtedness (including accrued interest on the Subordinated LYONS Notes and debt incurred with respect to Mortgage Financing Transactions) of Borrower and its Subsidiaries, other than any Indebtedness described in clause (f) or (g) of the definition of Indebtedness contained herein, at such time and (b) the amount of reserve for litigation settlement, as shown on Borrower's then most recent consolidated balance sheet delivered pursuant to clause (a) or (b) of Section 7.2.

     "Consolidated Interest Expense" shall mean, for any period, the aggregate interest expense of Borrower and its Subsidiaries for such period, as determined in accordance with GAAP, and in any event including, without duplication, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptances and net costs under Rate Swap Agreements and the portion of any obligation under Capitalized Leases allocable to Consolidated Interest Expense, but in any event excluding (x) any non-cash interest charges and amortization of transaction costs with respect to Indebtedness and (y) amortization of bond discount relating to the Subordinated Debentures.

     "Consolidated Lease Expense" shall mean, for any period, the aggregate amount required to be paid during such period by Borrower and its Subsidiaries, as lessee, net of sublease rentals accrued by Borrower and its Subsidiaries in accordance with GAAP, under leases to which Borrower or any of its Subsidiaries is a party or by which

Borrower or any of its Subsidiaries is bound, excluding amounts required to be paid under Capitalized Leases during such period.

     "Consolidated Net Income" shall mean, for any period, all amounts which, in conformity with GAAP consistently applied, would be included under net income on a consolidated income statement of Borrower and its Subsidiaries for such period.

     "Consolidated Net Worth" shall mean, at any time, all amounts which, in accordance with GAAP consistently applied, would be included under shareholders' equity on a consolidated balance sheet of Borrower and its Subsidiaries at such time; provided that, in any event, such amounts are to be net of amounts carried on the books of Borrower and the Subsidiaries for (a) any treasury stock and (b) any write-up in the book value of any assets of Borrower or any of its Subsidiaries resulting from a revaluation thereof.

     "Control" shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through legal or beneficial ownership. For purposes hereof, but without limiting the foregoing, a Person shall be deemed to Control another Person if such Person possesses, directly or indirectly, the power to vote in excess of twenty percent (20%) or more of the securities having ordinary voting power for the election of directors of such Person.

     "Credit Agreement" shall mean that certain $270,000,000 Reducing Revolving Credit Agreement dated as of July 21, 1993, among Borrower, CIBC Inc., acting through its Atlanta Office, various other financial institutions now or hereafter parties thereto as lenders and Canadian Imperial Bank of Commerce, acting through its New York Agency, as agent for the lenders, as amended or modified from time to time.

     "Credit Termination" shall mean the payment in full of all Indebtedness owing under the Credit Agreement, together with the expiration, cancellation or termination of the obligations of the lenders thereunder to lend.

     "Default Condition" shall mean the occurrence of any event which, after satisfaction of any requirement for the giving of notice or the lapse of time, or both, would become an Event of Default.

     "Default Rate" shall mean the Rate of Borrowings in effect from time to time plus two percent (2%) per annum; provided, however, that in no event shall the Default Rate be less than the Prime Rate plus 2%.

     "Dollars" or "$" shall mean United States dollars.

     "EBITDA" shall mean, for any period, an amount equal to the sum, computed for such period, of

     (a) Consolidated Net Income (excluding extraordinary items of gain and including extraordinary items of loss, in each case as determined in accordance with GAAP consistently applied) for such period;

plus

     (b) all federal, state and local income taxes of Borrower and its Subsidiaries for such period;

plus

     (c)  Consolidated Interest Expense for such period;

plus

     (d) the aggregate amount deducted, in determining Consolidated Net Income for such period, with respect to depreciation and amortization in accordance with GAAP consistently applied and in any event including, but without duplication, the aggregate amount so deducted for (i) non-cash interest charges and amortization of transaction costs with respect to Indebtedness and
(ii) amortization of bond discount relating to the Subordinated
Debentures.

     "Employee Benefit Plan" shall mean any employee welfare benefit plan or any employee pension benefit plan, as those terms are defined in Sections 3(1) and 3(2) of ERISA (other than a Multiemployer Plan), for the benefit of employees of Borrower or any Subsidiary or any other entity which is a member of a "controlled group" or under "common control" with Borrower, as such terms are defined in Section 4001(a)(14) of ERISA.

     "Environmental Complaint" shall mean any complaint, order, citation, notice or other written communication from any Person with respect to the existence or alleged existence of a violation of or liability resulting from any Relevant Environmental Laws.

     "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (a) any liability under any Relevant
Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a release or threatened release of any Hazardous Material into the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be con-strued to also refer to any successor sections.

     "Event of Default" shall mean the occurrence of any of the events specified in Article 9.

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by the Federal Reserve Bank of New York on the Business Day next succeeding such day as published in the Federal Reserve Statistical Release H.15(519), as published by the Board of Governors of the Federal Reserve System, or any successor publication by the Board of Governors of the Federal Reserve System, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to members of the Federal Reserve System on such day on such transactions.

     "Fiscal Quarter" shall mean any quarter of a Fiscal Year and, in the case of Borrower's initial Fiscal Quarter of a Fiscal Year, means a period of sixteen consecutive weeks, in the case of each of Borrower's second and third Fiscal Quarters of a Fiscal Year, means a period of twelve consecutive weeks and, in the case of Borrower's final Fiscal Quarter of a Fiscal Year, means a period of twelve consecutive weeks if the Fiscal Year is comprised of fifty-two weeks and thirteen consecutive weeks if the Fiscal Year is comprised of fifty-three weeks.

     "Fiscal Year" shall mean any period of fifty-two or fifty-three consecutive calendar weeks ending on the last Sunday in October of each calendar year; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "1994 Fiscal Year") refer to the Fiscal Year ending on the last Sunday in October occurring during such calendar year.

     "Fixed Rate" shall mean a fixed annual percentage rate based on a Libor Rate.

     "Fixed Rate Portion" shall mean any portion of principal out-standing under the Term Loan on which interest is accruing pursuant hereto at a Fixed Rate.

     "Floating Provisions" shall mean Sections 7.2, 8.3, 8.4, 8.5 and 8.7 and the defined terms used in those Sections which correspond to defined terms used in the Credit Agreement.

     "Floating Rate" shall mean at any time, the greater of (i) the Prime Rate plus one-half of one percent (1/2 of 1%) per annum, or
(ii) the Federal Funds Rate plus one percent (1%) per annum
(adjusted as appropriate as of the opening of business on each day on which the Prime Rate or the Federal Funds Rate changes).

     "Floating Rate Portion" shall mean the portion of principal outstanding under the Term Loan on which interest is accruing pursuant hereto at a rate based on the Floating Rate.

     "Franchisee Acquisitions" shall mean (a) any additions to property, plant or equipment of Borrower or any of its Subsidiaries constituting restaurant or related properties that are acquired from Concept franchisees of Borrower or (b) the acquisition of capital stock or other ownership interests in such franchisees.

     "Funded Debt Ratio" shall mean, at any date, the ratio of

     (a)  Borrower's Consolidated Funded Debt at such time;

to

     (b) Borrower's EBITDA for the four Fiscal Quarter Period ending on or just prior to such date.

     "GAAP" shall mean generally accepted accounting principles, consistently applied for the period involved, in effect from time to time.

     "Governmental Authority" shall mean any national government, any federal, state, local or other political subdivision or agency thereof and any central bank thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Guaranty" shall mean any agreement, undertaking, or arrange-ment by which any Person guarantees, endorses, or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to "keep-well" or supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation, or other liability of any Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of the obligor's obligation under any Guaranty shall (subject to any limitation set forth therein) be deemed to be the amount of the debt, obligation, or other liability guaranteed or supported thereby.

     "Hazardous Materials" shall mean any toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint containing lead, urea formaldehyde foam insulation, petroleum or crude oil (or any fraction thereof), and discharges of sewage or effluent, and solid waste associated with the exploration and development of oil, gas and geothermal resources, as any of those terms is defined from time to time in or for the purposes of any Relevant Environmental Laws, and Asbestos.

     "Impermissible Qualification" shall mean, relative to the opinion or certification of any Independent Public Accountant as to any financial statement of Borrower, any qualification or exception to such opinion or certification

     (a)  which is of a "going concern" or similar nature;

     (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

     (c)  which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause Borrower to be in default of any of its obligations under Section 8.5.

     "Improvements" shall have the meaning attributable thereto in the Mortgages.

     "Indebtedness" of any Person, at a particular time, means all items which, in conformity with GAAP, would be classified as liabilities on a balance sheet of such Person as at such time and which constitute (a) indebtedness for borrowed money or the deferred purchase price of assets or other Property (including, without limitation, all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments but excluding trade payables incurred in the ordinary course of business payable within ninety days of the date thereof); provided, that for pur-poses of Section 8.5 the amount of Indebtedness in respect of the Subordinated LYONS Notes and all other Indebtedness issued on a zero coupon basis shall be the original issue price thereof plus the amount of accrued interest thereon, (b) obligations with respect to any conditional sale agreement or title retention agreement, (c) indebtedness arising under acceptance facilities, in connection with surety or other similar bonds, and the outstanding amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all liabilities secured by any Lien in any Property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (e) obligations under Capitalized Leases,
(f) obligations with respect to Rate Swap Agreements, and (g) any asserted withdrawal liability of such Person or a commonly controlled entity to a Multiemployer Plan.

     "Independent Public Accountant" means Ernst & Young or any other public accounting firm of recognized national standing selected by Borrower and consented to by Lender.

     "Instrument" means any contract, agreement, indenture, mort-gage or other document or writing (whether by formal agreement, letter, or otherwise) under which any obligation is evidenced, assumed, or undertaken, or any right to any Lien is granted or perfected.

     "Interest Adjustment Date" shall mean with respect to the first Libor Interest Period, the date of the first borrowing here-under based on a Libor Rate, and with respect to each Libor Interest Period thereafter, (x) if such Libor Interest Period is selected with respect to an existing Fixed Rate Portion, the last day of the immediately preceding Libor Interest Period, and (y) if such Libor Interest Period is selected with respect to an existing Floating Rate Portion, the day such Libor Interest Period is to commence, as selected in an Interest Notice.

     "Interest Notice" shall mean a written notice by Borrower for the continuation or conversion of Rates of Borrowing pursuant to Subsection 4.1.3, which shall be substantially in the form of Exhibit C. The substantive terms and conditions of the form of Interest Notice are incorporated herein as if fully set out in this Agreement.

     "Interest Payment Date" shall mean (i) with respect to any Fixed Rate Portion, the last day of each Libor Interest Period applicable thereto and, with respect to any Libor Interest Period of six (6) months duration, the date which falls three (3) months after the beginning of such Libor Interest Period, and (ii) with respect to the Floating Rate Portion, the first Business Day of each month.

     "Investment" shall mean, when used with reference to any investment of Borrower or any of its Subsidiaries,

          (a) any loan, advance or other extension of credit made by it to any other Person (excluding commission, travel, salary, relocation expenses, and similar advances to officers and employees made in the ordinary course of business);

          (b)  any Guaranty made by such Person; and

          (c) any capital contribution by such Person to, or purchase of stock or other securities or partnership interests by such Person in, any other Person, or any other investment evidencing an ownership or similar interest of such Person in any other Person;

and the amount of any Investment shall be the original principal or capital amount thereof less (i) all cash returns of principal or equity thereon and (ii) in the case of any Guaranty, any reduction in the aggregate amount of liability under such Guaranty to the extent that such reduction is made strictly in accordance with the terms of such Guaranty (and, in each case, without adjustment by reason of the financial condition of such other Person).

     "Lender" shall have the meaning assigned to such term in the preamble to this Agreement.

     "Lending Office" shall mean the office of Lender located at One NationsBank Plaza, Nashville, Tennessee 37239, or such other office or offices of Lender as Lender may from time to time specify in writing to Borrower as its Lending Office.

     "Libor" shall mean, for any Libor Interest Period, the rate (rounded upward, if necessary, to the next higher 1/16th of 1%) quoted by Lender at approximately 10:00 a.m., prevailing Central time, two (2) Business Days prior to the first day of such Libor Interest Period, for eurodollar deposits offered to Lender for a period comparable to such Libor Interest Period in an amount comparable to the principal amount of the applicable Fixed Rate Portion.

     "Libor Interest Period" shall mean a period selected by Borrower hereunder with respect to an interest rate based on a Libor Rate, which commences on the Interest Adjustment Date for such Libor Interest Period, and which shall be equal to one (1), two (2), three (3) or six (6) months; provided, however, that in no event shall any Libor Interest Period extend beyond the Termination Date. If a Libor Interest Period would otherwise expire on a day which is not a Business Day, such Libor Interest Period shall be extended to the next succeeding Business Day, unless the next succeeding Business Day shall fall in the next succeeding calendar month, in which event the last day of such Libor Interest Period shall be the immediately preceding Business Day. If there exists no day in the month in which a Libor Interest Period ends numerically corresponding to the day in the month in which such Libor Interest Period began, such Libor Interest Period shall end on the last Business Day of such month. Notwithstanding any provision herein to the contrary, the Libor Rate applicable hereto on any Interest Adjustment Date shall be the Libor Rate applicable to the Libor Interest Period which commences on such Interest Adjustment Date.

     "Libor Rate" shall mean interest at a rate per annum equal to Libor, as selected by Borrower pursuant and subject to the provisions of Section 4.1.

     "Lien" shall mean any deed to secure debt, deed of trust, mortgage or similar instrument, and any lien, security interest, preferential arrangement which has the practical effect of constituting a security interest, security title, pledge, charge, encumbrance or servitude of any kind, whether by consensual agreement or by operation of statute or other law, and whether voluntary or involuntary, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof.

     "Limited Partnerships" shall mean, collectively, Shoney's Manassas Limited Partnership, Captain D's Manassas Limited Partnership, Pargo's Manassas Limited Partnership, Shoney's of Eufala, Ltd. and Shoney's - Captain D's Winchester Limited Partnership, as to each of which Borrower is the general partner and each of which owns restaurant(s) which are leased to Borrower and/or motel(s) which are leased to ShoLodge, Inc.

     "Loan Documents" shall mean, collectively, this Agreement, the Term Note, the Mortgages, and any and all other documents, instru-ments, certificates and agreements executed and/or delivered by Borrower in connection herewith or related hereto, or any one, more or all of the foregoing as the context shall require.

     "LYONS Indenture" shall mean the indenture, dated as of April 1, 1989, by Borrower in favor of NationsBank of Tennessee, N.A. (formerly known as Sovran Bank/Central South), as Trustee, with respect to the Subordinated LYONS Notes as in effect on the date hereof.

     "Marriott" shall mean the Marriott Corporation, a Delaware corporation or its Affiliates.

     "Materially Adverse Effect" shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of Borrower and its Subsidiaries, on a consolidated basis; (b) the rights and remedies of Lender under the Loan Documents, or the ability of Borrower to perform its obligations under the Loan Documents; or (c) the legality, validity or enforceability of any Loan Document.

     "Maximum Rate" shall have the meaning assigned thereto in Subsection 4.1.7.

     "Memorandum" shall mean the Confidential Information
Memorandum dated April, 1994, compiled by Canadian Imperial Bank of Commerce based on information provided by the Borrower.

     "Mortgage Financing Collateral" shall mean (a) those properties listed on Item 1.1 of the Disclosure Schedule attached to the Credit Agreement and on Exhibit D ("Mortgage Financing Collateral") (including buildings placed thereon) that have been or are to be used to collateralize the debt incurred by Borrower in the Mortgage Financing Transactions; and (b) certain parcels of undeveloped real property and buildings placed thereon owned or acquired by Borrower or its Subsidiaries; provided, that at no time shall there be Mortgage Financing Collateral properties under this clause (b) which have a cost (excluding any construction costs relating to such properties) in excess of $36,000,000.

     "Mortgage Financing Transaction" shall mean any program of acquiring or financing

     (a) land and buildings for restaurant facilities, either listed on Exhibit D ("Mortgage Financing Collateral") or opened after the date hereof, to be owned and operated by Borrower or its Subsidiaries; and

     (b) land, buildings and/or equipment for manufacturing and distribution facilities to be owned and operated by Borrower or its Subsidiaries,

in each case in which the lenders granting such financing will be granted a Lien in the land and/or buildings and/or fixtures acquired or financed on terms and conditions (which may include, without limitation, through the issuance and guarantee by Borrower or its Subsidiaries of industrial revenue bonds) and evidenced by Mortgage Financing Transaction Documents.

     "Mortgage Financing Transaction Document" shall mean each agreement, mortgage, security agreement, deed of trust, indenture, note and each other document and instrument relating to a Mortgage Financing Transaction. "Mortgage Financing Transaction Documents" means all such agreements, mortgages, indentures, notes and other documents and instruments.

     "Mortgages" shall mean, collectively, the counterparts of that certain Master Mortgage Indenture, Deed of Trust and Deed to Secure Debt with Assignment of Leases and Rents, Security Agreement and Fixture Filing dated of even date herewith by Borrower in favor of Lender and/or the applicable trustees named therein, as the case may be, as amended or modified from time to time.

     "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

     "Obligations" shall mean any and all Indebtedness of Borrower to Lender pursuant to or arising out of or related to this Agreement or any of the other Loan Documents, including without limiting the generality of the foregoing, any indebtedness, liability or obligation of Borrower to Lender arising hereunder or as a result hereof, whether evidenced by the Term Note or otherwise, and any and all extensions or renewals thereof in whole or in part; any indebtedness, liability or obligation of Borrower to Lender under any later or future advances or loans made by Lender to Borrower pursuant to this Agreement, and any and all extensions or renewals thereof in whole or in part.

     "Other Taxes" shall have the meaning assigned thereto in Subsection 4.9.1.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" shall mean, as to the Collateral, "Permitted Exceptions", as that term is defined in the Mortgages.

     "Person" shall mean any individual, sole proprietorship, part-nership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether territorial, national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

     "Plan" shall mean a "pension plan", as such term is defined in ERISA, which is subject to title IV of ERISA (other than a Multiemployer Plan) and to which Borrower or any corporation, trade or business that is, along with Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses (as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA) may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

     "Prime Rate" shall mean the fluctuating rate of interest of Lender as established and declared as the Prime Rate of Lender at any time and from time to time, which rate is not necessarily the lowest rate of interest charged by Lender to borrowers.

     "Property" shall mean any interest in any property or asset of any kind, whether real, personal or mixed, or tangible or intangible.

     "Rate of Borrowing" shall mean any Rate of Borrowing estab-lished pursuant to Section 4.1.

     "Rate Swap Agreement" shall mean any interest rate swap or cap, interest rate collar agreement or similar arrangement entered into from time to time, by Borrower and Lender or any other bank or financial institution.

     "Realco" shall mean Shoney's Real Estate, Inc., a special purpose corporation that is a wholly-owned Subsidiary of Borrower, incorporated under the laws of the State of Tennessee.

     "Relevant Environmental Laws" shall mean all Requirements of Law from time to time applicable to Borrower or any of its Subsidiaries or to any Property now or formerly owned, operated, leased, used or affected by Borrower or any of its Subsidiaries or any part thereof with respect to (a) the installation, existence or removal of Asbestos; (b) the existence, discharge, generation, use, release, treatment, storage, disposal, remediation or removal of Hazardous Materials; (c) exposure to Hazardous Materials; (d) air emissions, water discharges, noise emissions, solid wastes and any other environmental, health or safety matters; (e) pollution or other effects on the environment; and (f) state laws addressing oil and gas exploration and production wastes.

     "Remodeling Expenses" shall mean expenses for the remodeling of restaurant properties recorded on the books and records of Borrower or its Subsidiaries as additions to property, plant or equipment of Borrower or such Subsidiary in accordance with GAAP.

     "Reportable Event" shall mean any of the events described in
Section 4043(b) of ERISA.

     "Requirements of Law" as to any Person, shall mean the articles of incorporation and bylaws or other organizational or governing documents of such Person, and any applicable federal, state or local statute, ordinance, treaty, rule or regulation, permit, license or standard, or final determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, and shall include, without limitation, all Relevant Environmental Laws.

     "Reserve Percentage" shall mean, for any day, that percentage (expressed as a decimal) as prescribed by the Board of Governors of the Federal Reserve System (or any other governmental body having jurisdiction with respect thereto), that is applicable on such day in respect of Eurocurrency liabilities, as defined in Regulation D of such Board, including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves, if Lender in its sole discretion determines that it is required to maintain any such reserves on such day, and disregarding any off-setting amounts that may be available to Lender to decrease such requirements to the extent such offsetting amounts arose under transactions other than those pursuant to this Agreement.

     "Stated Rate" shall have the meaning assigned thereto in Subsection 4.1.7.

     "Subordinated Debentures" shall mean Borrower's 12% subordinated debentures due July, 2000.

     "Subordinated Debt" shall mean, collectively:

     (a)  the Subordinated Debentures;

     (b)  the Subordinated LYONS Notes; and

     (c) any other indebtedness (other than indebtedness arising out of Mortgage Financing Transactions) of Borrower for borrowed money and permitted to be outstanding under the terms of the Credit Agreement and which is subordinated in form and substance to the Obligations, and which has subordination provisions, terms of payment, interest rates, covenants, remedies, defaults and other material terms, in each case reasonably satisfactory in form and substance to the Agent (as defined in the Credit Agreement), as evidenced by its written approval thereof.

     "Subordinated Indenture" shall mean the Indenture, dated as of July 1, 1988, between Borrower and NationsBank of Georgia, N.A. (as successor to The Citizens and Southern National Bank), as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of this Agreement.

     "Subordinated LYONS Notes" shall mean those zero coupon subordinated, liquid yield option notes due 2004 in an aggregate face amount of $201,250,000 issued on April 11, 1989, as in effect on the date hereof.

     "Subsidiary" shall mean any corporation, partnership, business association or other entity (including any Subsidiary of any of the foregoing) of which Borrower owns, directly or indirectly, in excess of 50% of the capital stock or equity interest having ordinary power for the election of directors or others performing similar functions.

     "Taxes" shall have the meaning assigned thereto in Subsection
4.9.1.

     "Term Loan" shall mean the term loan made by Lender to Borrower in the amount of $28,000,000.00 pursuant to the provisions of Section 2.1, which term loan is evidenced by the Term Note.

     "Term Note" shall mean the term promissory note of Borrower, as amended or supplemented from time to time, payable to the order of Lender, in the principal amount of the Term Loan, together with any renewals or extensions thereof, in whole or in part. The Term Note shall be substantially in the form of Exhibit A.

     "Termination Date" means December 22, 1999.

     "Tranche C Agreements" shall mean those certain Transfer
Agreements dated May 15, 1990 among Borrower and the lender parties thereto, as amended or modified from time to time.

     "Tranche C Notes" shall mean, collectively, all promissory notes in the aggregate principal amount of $160,000,000 issued from time to time pursuant to the terms of the Tranche C Agreements.

     "UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Tennessee.

     "Welfare Plan" means a "welfare plan", as such term is defined in ERISA.

     1.2 Use of Defined Terms. All terms defined in this Agreement and any exhibits hereto shall have the same defined meanings when used in the Term Note, the Mortgages, the other Loan Documents or any other documents, instruments, certificates and agreements executed and/or delivered by Borrower in connection herewith, unless otherwise defined therein or the context shall require otherwise.

     1.3 Terminology. Except where the context clearly means otherwise, all personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. The table of contents hereof and titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, or subclauses or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or subclause of, or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions of, or exhibit to, another document or instrument.

     1.4 Accounting Matters. All accounting terms not specifically defined herein shall have the meanings generally attributed to such terms under GAAP. To enable the ready determi-nation of compliance with the covenants set forth herein, Borrower will not change its Fiscal Year (except that Borrower may change its Fiscal Year provided (x) such change is clearly reflected in its annual audit report, (y) such change has been concurred in by Borrower's independent certified public accountants and (z) this Agreement has been amended to the extent necessary, as determined in the opinion of Lender, to reflect such changes in the financial covenants and other terms and conditions of this Agreement).

     1.5 Exhibits. All Exhibits attached hereto are by reference made a part hereof.

     1.6  UCC Terms.  The terms "accounts", "chattel paper",
"instruments", "general intangibles", "inventory" and "equipment", as and when used in the Loan Documents, shall have the same meanings given such terms under the UCC.

                            ARTICLE 2
                          THE TERM LOAN

     2.1 Term Loan. Lender agrees, subject to and upon compliance with the terms and conditions of this Agreement, to make the Term
Loan to Borrower.

     2.2 Lending Office. The Term Loan shall be made and maintained at Lender's Lending Office.

     2.3 Term Note. The Term Loan shall be evidenced by the Term Note, which Term Note shall be executed and delivered simultaneously herewith by Borrower to Lender. Lender shall maintain on its books, in accordance with its usual practice, information relating to the Term Loan, setting forth the applicable interest rates and the amounts of principal, interest and other sums paid and payable by Borrower from time to time hereunder. In the case of any dispute, action or proceeding relating to any amount payable hereunder, the entries in such books shall be prima facie evidence of such amount, absent manifest error.

     2.4 Use of Proceeds. The proceeds of the Term Loan shall be used by Borrower to reimburse Borrower for expenses incurred by it in connection with the acquisition and construction of the Collateral.

                            ARTICLE 3
                   REPAYMENTS AND PREPAYMENTS

     3.1 Repayments. Subject to the mandatory prepayment provisions of Section 3.2, the principal amount of the Term Loan shall be due and payable in nine (9) consecutive semi-annual installments, the first eight (8) of which shall be in the amount of Nine Hundred Thirty-Three Thousand Three Hundred Eighty Dollars ($933,380.00) and the last of which shall be in the amount of Twenty Million Five Hundred Thirty-Two Thousand Nine Hundred Sixty Dollars ($20,532,960.00), the first such installment being due on December 22, 1995, with such installments continuing to be due on each June 22 and December 22 thereafter through and including December 22, 1999, on which date the entire remaining unpaid principal amount of the Term Loan together with all accrued interest thereon shall be due and payable.

     3.2  Mandatory Prepayments. (a)    Upon the occurrence of any
Change in Control and at any time within six (6) months after Lender has received written notice thereof, Lender shall have the right, exercisable in its sole discretion, to require prepayment in full of the Term Loan and all of the other Obligations, in which case Borrower shall, on the fifth Business Day following the date notice of such prepayment is given, prepay the Term Loan and all of the other Obligations. Borrower agrees to give Lender prompt (but, in any event, within three (3) days after the occurrence thereof) notice of the occurrence of any Change in Control.

     (b) At the request of Lender (which request shall specify the required date of such prepayment which shall be at least thirty
(30) days after the date of such request), Borrower shall make a prepayment of the Term Loan in an amount equal to the amount, if any, by which the outstanding principal amount of the Term Loan exceeds eighty percent (80%) of the aggregate value of the Collateral, as determined by the appraisals of the Collateral or any other reasonable method employed by Lender.

     (c) Upon the sale of any portion of the Collateral, Borrower shall prepay the Term Loan as required by Section 1.23 of the Mortgages in the respective amounts set forth on Exhibit E.

     3.3 Optional Prepayments. Borrower shall have the right, exercisable by giving Lender not less than three (3) Business Days irrevocable notice by telephone (followed by prompt written confir-mation) of the amount to be prepaid and the date on which Borrower desires to make the prepayment, to prepay the Term Loan in whole or in part at any time and from time to time, provided that (i) no partial prepayment of the Term Loan shall be made in an amount less than $1,000,000 (unless otherwise required or permitted by some other provision of the Loan Documents), and (ii) all accrued interest on the prepaid portion of the Term Loan shall be paid at the time of prepayment.

     3.4 Application of Payments. (a) Mandatory prepayments made under subsections 3.2(b) and (c) and optional prepayments made under Section 3.3 shall be applied to reduce the scheduled principal installments of the Term Loan due under Section 3.1 in their chronological order of maturity.

     (b) All scheduled principal installments of the Term Loan due under Section 3.1 and all other payments and prepayments of principal of the Term Loan shall be applied first to pay or prepay the Floating Rate Portion until the Floating Rate Portion is paid or prepaid in full and then to pay or prepay the Fixed Rate
Portions.

     (c) If any portion of any scheduled principal installment of the Term Loan due under Section 3.1 or any portion of any other payment or prepayment of principal of the Term Loan is applied to pay or prepay any portion of a Fixed Rate Portion on a date other than the last day of a Libor Interest Period or other interest period applicable thereto, Borrower shall pay to Lender the amount or amounts specified in Section 4.4 with respect thereto. It shall be the sole responsibility of Borrower, to the extent it determines to do so, to choose a Fixed Rate Portion, Fixed Rate Portions and the Floating Rate Portion from time to time and to choose Libor Interest Periods from time to time that will minimize the amounts Borrower is required to pay under Section 4.4 in connection with payments and prepayments of principal of the Term Loan.


                            ARTICLE 4
            INTEREST, PROTECTIONS, FEES AND PAYMENTS

     4.1  Interest Rates.

          4.1.1 Rates of Borrowing. Interest shall accrue and be payable on the outstanding principal amount of the Term Loan (or portions thereof as permitted hereunder) at a rate or rates per annum (each, a "Rate of Borrowing"), computed on the daily out-standing principal amount thereof, which shall be the Floating Rate plus the Applicable Margin as it exists from time to time for the Floating Rate Portion or, at the option of Borrower, may be any Libor Rate selected pursuant to this Section 4.1 plus the

Applicable Margin as it exists from time to time for each Fixed
Rate Portion.

          4.1.2 Interest Payments. Accrued interest on the Term Loan shall be due and payable on each Interest Payment Date, on the date of repayment (whether by maturity, acceleration or otherwise) or prepayment of any portion of the Term Loan on the amount so repaid or prepaid and, in the case of the Floating Rate Portion, on each date such Floating Rate Portion is converted to a Fixed Rate Portion.

          4.1.3 Selection of Interest Rates. Borrower shall initially select an interest rate or rate(s) with respect to the Term Loan on the second Business Day prior to the disbursement of the proceeds of the Term Loan by delivery to Lender of an Interest Notice by 11:00 a.m. (prevailing Central time) on the second Business Day prior to the disbursement of such proceeds. No more than three (3) different Rates of Borrowing shall be in effect at any one time. Upon delivery of an Interest Notice to Lender, which shall be irrevocable, Borrower, subject to all other conditions and limitations set forth in this Agreement, may (x) continue any Fixed Rate Portion on the expiration of the Libor Interest Period applicable thereto, or (y) convert (i) any portion of the Floating Rate Portion to a Fixed Rate Portion, (ii) any Fixed Rate Portion to a Floating Rate Portion and (iii) any Fixed Rate Portion to some other Fixed Rate Portion. Borrower shall deliver Interest Notices to Lender no later than 11:00 a.m. (prevailing Central time) (x) one (1) Business Day prior to the date of a conversion to a Floating Rate Portion or (y) three (3) Business Days prior to the continuation of, or conversion into, a Fixed Rate Portion. All continuations or conversions shall occur on Business Days.

          4.1.4 Amounts. The Floating Rate Portion and each Fixed Rate Portion of the Term Loan shall be in the minimum amount of $5,000,000.

          4.1.5 Failure to Select. If, prior to 11:00 a.m. (prevailing Central time) on the third Business Day prior to the expiration of any Libor Interest Period relating to a Fixed Rate Portion, Borrower shall have failed to select a new Libor Interest Period with respect thereto, Borrower will be deemed to have elected to convert such Fixed Rate Portion into a Floating Rate Portion effective as of the expiration date of such Libor Interest Period.

          4.1.6 Default. During the continuation of any Default Condition or Event of Default, Borrower shall not be allowed to select any Libor Interest Period. From and after the occurrence of any Event of Default, interest on the entire principal balance of the Term Note shall accrue at the Default Rate and be payable on demand.

          4.1.7 Usury. Notwithstanding the foregoing provisions of this Section 4.1, if at any time the rate of interest set forth above on any portion of the Term Loan (the "Stated Rate") exceeds the maximum nonusurious interest rate permissible for Lender to charge commercial borrowers such as Borrower under applicable law (the "Maximum Rate"), the rate of interest charged hereunder shall be limited to the Maximum Rate.

     In the event the Stated Rate that has theretofore been subject to the limitation specified in the preceding paragraph subsequently is less than the Maximum Rate, the principal amount of each portion of the Obligations shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Obligations hereunder equals the amount of interest which would have been paid or accrued on the Obligations hereunder if the Stated Rate had at all times been in effect at less than the Maximum Rate.

     In the event, upon payment in full of all amounts payable under this Subsection 4.1.7, the total amount of interest paid to Lender or accrued on the Obligations under the terms of this Agreement is less than the total amount of interest which would have been paid to Lender or accrued on the Obligations if the Stated Rate had, at all times, been in effect at less than the Maximum Rate, then Borrower shall, to the extent permitted by applicable law, pay to Lender an amount equal to the difference between (a) the lesser of (i) the amount of interest which could have accrued on the Obligations if the Maximum Rate had at all times been in effect or (ii) the amount of interest which would have accrued on the Obligations if the Stated Rate had at all times been in effect and (b) the amount of interest actually paid to or accrued on the Obligations under this Agreement.

     4.2  Libor Rate Protection.

          4.2.1 Suspension. If, with respect to any Fixed Rate Portion, Lender notifies Borrower that an interest rate based on a Libor Rate for any Libor Interest Period will not adequately reflect the cost to Lender of maintaining such Fixed Rate Portion for such Libor Interest Period, the obligations of Lender to allow an interest rate based on a Libor Rate as a Rate of Borrowing hereunder shall be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

          4.2.2 Reserve Adjustment. Borrower shall pay to Lender additional interest on the unpaid principal amount of the portion, if any, of the Term Loan bearing interest based on a Libor Rate until such principal amount thereof is paid in full at an interest rate per annum equal at all times to: (i) the rate obtained by dividing such Libor Rate by a percentage equal to 100% minus the Reserve Percentage actually incurred by Lender for such Libor Interest Period minus (ii) the Libor Rate for the Libor Interest Period for such advance. Such additional interest, if any, shall be payable on each date on which interest is payable on such amount or portion; provided, however, that Borrower shall not be responsible for increased costs pursuant to this Subsection
4.2.2 until Lender shall have notified Borrower of such increased costs; provided, further, that the failure by Lender to so notify Borrower in any one instance shall not be deemed to be a waiver of Lender's right to assert any claim based upon this Subsection 4.2.2 at a later date for any such other increased costs. Such additional interest, if any, shall be determined by Lender; provided, however, that, in making such determination, Lender shall treat Borrower consistently with other borrowers of the same class and type. Lender shall notify Borrower of such additional interest which notice shall be accompanied by a certificate showing the computation of such amount and which notice shall be final and conclusive absent manifest error.

     4.3  Increased Costs; Illegality; Capital Adequacy.

          4.3.1 Increased Costs. If Lender should suffer any increased cost in connection with maintaining any Fixed Rate Portion as a result of the imposition or increase of any reserve, insurance, tax or assessment requirement (other than a tax assessable on Lender's net income) or the compliance with any guideline or request from any Governmental Authority (whether or not having the force of law), Lender shall promptly, upon becoming aware of such increased costs, notify Borrower thereof (and such notice shall be accompanied by a certificate showing the computa-tion of such amount and which notice shall be final and conclusive absent manifest error; provided, however, that, in determining the amount of such costs, Lender shall treat Borrower consistently with other borrowers of the same class and type), whereupon Borrower shall have the option either to: (i) repay in full the Term Note (subject to the provisions of Section 4.4); or (ii) pay Lender on subsequent Interest Payment Dates such additional amounts (excluding amounts paid under Section 4.2.2) as will compensate Lender for such increased cost; provided, however, that Borrower or Lender may terminate the right of Borrower to select interest rates based on a Libor Rate as a Rate of Borrowing, upon the payment of such increased costs as are suffered by Lender prior to or as a result of the termination of such right to select interest rates based on the Libor Rate; and provided, further that Borrower shall not be responsible for increased costs pursuant to this Subsection
4.3.1 until Lender shall have notified Borrower of such increased costs. The failure by Lender to so notify Borrower in any one instance shall not be deemed to be a waiver of Lender's right to assert any claim based upon this Subsection 4.3.1 at a later date for any such other increased costs.

          4.3.2 Illegality. If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof or compliance by Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall make it unlawful for Lender to make, fund or maintain any Fixed Rate Portion, Lender shall promptly notify Borrower whereupon: (i) the right of

Borrower to select interest rates based on a Libor Rate as a Rate of Borrowing shall immediately be terminated and all portions of the Term Loan accruing interest at a Fixed Rate shall be converted to portions thereof in the same principal amount accruing interest at the Floating Rate; and (ii) Borrower shall pay in full such amounts as will compensate Lender for any losses (not including lost profits) or expenses which Lender shall have sustained or incurred as a result of the applicability of such situation to the Term Loan (and the determination of which by Lender shall be final and conclusive absent manifest error; provided, however, that in determining the amount of such losses, Lender shall treat Borrower consistently with other borrowers of the same class and type); provided, however, that Borrower shall not be responsible for such losses until Lender shall have notified Borrower thereof.

          4.3.3 Capital Adequacy. If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or adminis-tration thereof by any Governmental Authority, central bank or comparable agency charged with the administration thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, affects or is likely to affect the amount of capital required or expected to be maintained by Lender or any corporation in Control of Lender and the amount of that capital is increased by or based upon Lender's obligations hereunder, then from time to time, within fifteen (15) days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender in light of such circumstances, to the extent that such increase in capital is allocable to its obligations hereunder. Borrower shall not be responsible for such compensation until Lender shall have notified Borrower thereof. Any notice under this Subsection 4.3.3 shall be accompanied by a certificate showing the computation of such amount and which notice shall be final and conclusive absent manifest error; provided, however, that in determining the amount of such compensation, Lender shall treat Borrower consistently with other borrowers of the same class and type.

     4.4 Compensation. Borrower shall pay to Lender, upon the request of Lender, such amount or amounts as are necessary (in the reasonable opinion of Lender) to compensate Lender for any loss, cost or expense incurred by Lender as a result of any payment or prepayment of a Fixed Rate Portion of the Term Loan or any portion thereof, or any conversion of the interest rate applicable to a Fixed Rate Portion of the Term Loan, on a date other than the last day of the Libor Interest Period or other interest period applicable thereto, or as a result of any failure by Borrower to borrow at a Fixed Rate after giving an Interest Notice stating that it would do so. Such amount or amounts shall include, without limitation, an amount equal to the greater of (A) $100, or (B) the excess, if any, of (i) the interest that Lender would have received on such Fixed Rate Portion or portion thereof (as reasonably determined by Lender) if such payment, prepayment, conversion or failure had not occurred, for the period from the date of such payment, prepayment, conversion or failure to the last day of the Libor Interest Period then in effect for such Fixed Rate Portion or portion thereof (or, in the case of a failure to borrow, the last day of the Libor Interest Period for such Fixed Rate Portion which would have commenced on the date of such failure to borrow), at the Fixed Rate that would have been in effect hereunder for such Libor Interest Period if such payment, prepayment, conversion or failure had not occurred, over (ii) the interest that Lender would receive with respect to such Fixed Rate Portion or portion thereof during the same period if Lender's cost of funds (as reasonably determined by Lender) were the applicable interest rate.

     4.5  Computation of Interest.

          4.5.1 Computation. All computations of interest under this Agreement shall be made on the basis of a year of 360 days and actual days elapsed. Interest shall accrue during each period during which interest is computed from the first day thereof up to (but not including) the last day thereof.

          4.5.2 Determination. Each determination of an interest rate by Lender pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

     4.6 Payments. Except to the extent otherwise provided herein, all payments of principal, interest, and other amounts to be made by Borrower hereunder and under the Term Note shall be made in Dollars, in immediately available funds, to such account as Lender shall designate from time to time by notice to Borrower, not later than 12:00 p.m. (prevailing Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower shall, at the time of making each payment hereunder or under the Term Note and consistent with Section 3.4, specify to Lender the loans or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, Lender may apply such payment as it may elect in its sole discretion, but subject to the other terms and conditions of this Agreement). Except as provided in the definitions of Interest Payment Date and Libor Interest Period, if the due date of any payment hereunder or under the Term Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. All sums payable by Borrower hereunder or under the Term Note shall be paid without relief from valuation and appraisement laws.

     4.7 Indemnification of Lender. At all times prior to and after the consummation of the transactions contemplated by this Agreement, Borrower will hold Lender, its directors, officers, employees, agents, Affiliates, successors and assigns harmless from and indemnify Lender, its directors, officers, employees, agents, Affiliates, successors and assigns against all loss, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any of the foregoing, whether direct or indirect, as a result of or arising from or relating to any "Proceedings" (as defined below) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, case or regulation, including, without limitation, any federal or state securities laws or under any common law or equitable case or otherwise, arising from or in connection with this Agreement or any other Loan Documents and any of the other transactions contemplated hereby or thereby except to the extent such losses, damages, costs or expenses are due to the willful misconduct or gross negligence of Lender. As used herein, "Proceedings" shall mean actions, suits or proceedings before any court, governmental or regulatory authority. At the request of Lender, Borrower will indemnify any Person who is a successor Lender hereunder or to whom Lender transfers or sells all or any portion of its interest in the Term Note or participa-tions therein on terms substantially similar to the terms set forth above.

     4.8  Survival.  The obligations of Borrower under Sections
4.3, 4.4, 4.7 and 4.9 shall survive termination of this Agreement and payment of the Term Note and the other Obligations.

     4.9  Taxes.

          4.9.1 Payments. Any and all payments by Borrower to Lender under this Agreement or any of the other Loan Documents shall be made free and clear of, and without deduction or with-holding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto incurred in connection with any borrowing pursuant to this Agreement, excluding (i) such taxes (including income taxes or franchise taxes or branch profit taxes) as are imposed on or measured by Lender's net income and (ii) such taxes as are imposed by a jurisdiction other than the United States of America or any political subdivision thereof and that would not have been imposed but for the existence of a connection between Lender and the jurisdiction imposing such taxes (other than a connection arising principally by reason of this Agreement) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein referred to as "Taxes"). In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other sales, excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (herein referred to as "Other Taxes").

          4.9.2 Indemnity. Borrower agrees to indemnify and hold harmless Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.9) paid by Lender as a result of this Agreement, any of the other Loan Documents or any of the transactions contemplated herein or therein, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided Borrower shall have the right to contest such Taxes and Other Taxes with the appropriate taxing authority provided no Event or Default or Default Condition shall exist and provided further that Borrower shall provide such indemnities to Lender and maintain such reserves with respect thereto as Lender shall reasonably request. This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

          4.9.3     Adjustment for Deduction or Withholding.  If
Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect or any sum payable hereunder to Lender, then,

          (i) the sum payable shall be increased as may be necessary so that after making all required deductions for Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section 4.9) Lender receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that Borrower shall only be responsible for any such adjustments required by this Subsection 4.9.3 occurring after Borrower shall have received notice of same from Lender;

          (ii)  Borrower shall make such deductions; and

          (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          4.9.4 Receipt. Within thirty (30) days after the date of any payment by Borrower of Taxes or Other Taxes under this
Section 4.9, Borrower will furnish to Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Lender.

          4.9.5 Other Documents. Within sixty (60) days of the written request of Borrower, Lender shall execute and deliver to Borrower such certificates, forms or other documents, prepared at Borrower's expense, which can be reasonably furnished consistent with the facts and which are reasonably necessary to assist Borrower in applying for refunds of Taxes and Other Taxes remitted hereunder.

          4.9.6 Minimization. Lender shall use reasonable efforts to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 4.9; provided, however, that such efforts shall not include the taking of any actions by Lender that would result in any tax, cost or other expense to Lender (other than a tax, cost or expense for which Lender shall have been reim-bursed or indemnified by Borrower pursuant to this Agreement or otherwise) or any action which would in the reasonable opinion of Lender have an adverse effect upon its financial condition, operations, business or properties.

                            ARTICLE 5
         CONDITIONS PRECEDENT, POST CLOSING REQUIREMENTS

          5.1 Conditions Precedent. The obligation of Lender to make the Term Loan is subject to satisfaction of the following conditions precedent, each of which shall have been fulfilled to the satisfaction of Lender or waived by Lender:

          (a) Corporate Documents. Lender shall have received certified copies of the charter and by-laws of Borrower and a certificate of existence for Borrower from the Secretary of State of the State of Tennessee and a certificate of authority to transact business for the Borrower from the secretaries of state of Alabama, Florida, Georgia, Illinois, Indiana, Kansas, Louisiana, Maryland, Michigan, Mississippi, Missouri, Nebraska, Ohio, Oklahoma, Texas, Virginia and West Virginia, in each case as of a date reasonably close (and not more than thirty (30) days prior) to the date of this Agreement.

          (b) Board Resolutions/Incumbency Certificates. Lender shall have received certificates of the Secretary or Assistant Secretary of Borrower certifying the resolutions of the Board of Directors of Borrower approving the transactions contemplated hereby and thereby and the incumbency and signatures of the officers authorized to act with respect to each Loan Document, upon which certificates Lender may conclusively rely until it shall have received written notice to the contrary from the Secretary or Assistant Secretary of Borrower.

          (c) Loan Documents. Lender shall have received each Loan Document duly completed, executed and delivered by Borrower.

          (d) Opinion of Counsel. Lender shall have received an opinion of counsel of Borrower in substantially the form of Exhibit F from Tuke Yopp & Sweeney.

          (e) Governmental and Third Party Consents and Approvals. Lender shall have received copies of all approvals, permits, consents, certificates, waivers, exemptions, filings and registra-tions from any Governmental Authority or any third party required or appropriate in connection with the execution and delivery of any or all of the Loan Documents or the performance thereof or the completion of any transaction contemplated thereby or a certificate, dated the date hereof, that no such approvals, permits, consents, waivers, certificates, exemptions, filings or registrations are required.

          (f) Expenses. Borrower shall have paid all costs and expenses due under Section 11.13 (including recording costs, legal fees and expenses) which may be then due and payable.

          (g) Insurance Certificate. Lender shall have received a certificate or certificates respecting all insurance required under this Agreement.

          (h) Lien Priority; Title Insurance. Each of the Mortgages shall have been duly recorded in each office where such recording is required to constitute the same as a valid first Lien on the Collateral covered thereby in favor of Lender (or Lender shall have received evidence satisfactory to Lender that the title insurance company has agreed to provide "gap" title insurance coverage acceptable to Lender); and Borrower shall have delivered to Lender mortgagee title insurance policies duly issued by a title insurance company satisfactory to Lender, or irrevocable commitments or binders to issue the same, insuring Lender as mortgagee or beneficiary in amounts satisfactory to Lender, and which (i) contain such endorsements and affirmative coverages as are requested by Lender, (ii) contain only such requirements to coverage and exceptions to title as are acceptable to Lender, and
(iii) are otherwise in form and substance satisfactory to Lender.

          (i) Surveys. With respect to each property constituting a portion of the Collateral covered by the Mortgages, Lender shall have received a survey of such property satisfactory to Lender, showing no encroachments unacceptable to Lender, prepared by a certified land surveyor and otherwise in form and substance satisfactory to Lender.

          (j) Environmental Reports/Information. Lender shall have received evidence satisfactory to Lender that none of the Collateral covered by the Mortgages is presently being used for the handling, storage, transportation, disposal or other use of any Hazardous Materials except in strict accordance with all Relevant Environmental Laws and that all of the Collateral is in compliance with all Relevant Environmental Laws. Such evidence shall include
(ii) a written report of a licensed engineer satisfactory to Lender and in such detail as Lender may request in the case of the Collateral described on Exhibit G, and (ii) such other environ-mental checklists, reports and information as may be acceptable to Lender in the case of the other Collateral.

          (k)  Appraisals. Intentionally Omitted.

          (l) Financing Statements. Where necessary for perfec-tion of Lender's security interest in fixtures, Lender shall have received Uniform Commercial Code fixture filings signed by Borrower, otherwise in form and substance satisfactory to Lender and receipted to show that they have been filed in the appropriate filing and recording offices to perfect Lender's security interest.

          (m) CIBC Consent. Lender shall have received evidence satisfactory to Lender that Borrower has obtained all consents and approvals of the transactions described herein that are required under the Credit Agreement.

          (n) Post-Closing Requirements. In addition to the conditions precedent to the making of the Term Loan described in
Section 5.1, Borrower agrees that, on or before ninety (90) days after the date of the Term Note, it shall satisfy each of the additional post-closing requirements specified on Exhibit M to the satisfaction of Lender.

                            ARTICLE 6
             GENERAL REPRESENTATIONS AND WARRANTIES

     In order to induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender as set forth in this Article 6.

     6.1 Corporate Existence and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Borrower is duly qualified as a foreign corporation in good standing in Alabama, Florida, Georgia, Illinois, Indiana, Kansas, Louisiana, Maryland, Michigan, Mississippi, Missouri, Nebraska, Ohio, Oklahoma, Texas, Virginia and West Virginia, and in any other state wherein the failure to so qualify would have a Materially Adverse Effect.

     6.2 Corporate Authority; Validity and Binding Effect. Borrower has the power to make, deliver and perform under the Loan Documents, and to borrow hereunder, and has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of the Loan Documents. This Agreement constitutes, and the remainder of the Loan Documents, when executed and delivered for value received, will constitute, the valid obliga-tions of Borrower, legally binding upon it and enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights in general and except as subject to general principles of equity. The undersigned officers of Borrower are duly authorized and empowered to execute, attest and deliver this Agreement and the remainder of the Loan Documents for and on behalf of Borrower, and to bind Borrower accordingly thereby.

     6.3 No Material Litigation. Except as to matters described on Exhibit I, there are no proceedings pending or, so far as Borrower or its officers know, threatened, before any court or administrative agency, which, if adversely determined, might have a Materially Adverse Effect.

     6.4 Taxes. Each of Borrower and all of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby showing to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. No tax liens have been filed with respect to Borrower or any Subsidiary and, to the knowledge of Borrower, no claims are being asserted with respect to any such taxes or charges.

     6.5 Corporate Organization. The charter and bylaws of Borrower are in full force and effect under the laws of the State of Tennessee and all amendments to said charter and bylaws have been duly and properly made under and in accordance with all applicable laws.

     6.6 Insolvency. After giving effect to the execution and delivery of the Loan Documents and the disbursement of the proceeds of the Term Loan under this Agreement, Borrower will not be "insolvent" as that term is defined in Section 101 of the Bankruptcy Code, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital.

     6.7 Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any margin stock, and no part of the proceeds of any borrowing made pursuant hereto will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation U of the Board of Governors of the Federal Reserve System. In connection herewith, if requested by Lender, Borrower will furnish Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board.

     6.8 No Violations. The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate action and do not and will not require any con-sent or approval of the shareholders of Borrower, violate any provision of any law, rule, regulation (including, without limita-tion, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of the charter or bylaws of Borrower, or result in a breach of or constitute a default under any indenture or loan or credit agree-ment or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected, the breach of which or default under which will have a Materially Adverse Effect; and Borrower is not in breach of or in default under any such law, rule, regulation, order, writ, judg-ment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument, the breach of which or default under which will have a Materially Adverse Effect.

     6.9 ERISA. Borrower has no Plans or Employee Benefit Plans and is not a party to any Multiemployer Plan.

     6.10 Financial Statements. All balance sheets, all statements of income, shareholders' equity, and cash flows, and all other financial statements which have been delivered pursuant hereto or shall hereafter be furnished by or on behalf of Borrower to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby or concurrently with the filing thereof by Borrower with the Securities and Exchange Commission, have been prepared in accordance with GAAP throughout the periods involved (except as disclosed therein) and present fairly (subject, in the case of the interim unaudited financial statements, to the ultimate outcome of normal recurring accruals) the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended. Borrower, on the date hereof, has no contingent liability or liabilities for taxes, long-term leases or unusual forward or long-term commitments which are material and not reflected in the financial statements described above or in the notes thereto.

     6.11 Environmental Matters.

     (a) Except as disclosed on Exhibit J, neither Borrower nor any of its Subsidiaries has received an Environmental Complaint regarding (i) Borrower or its Subsidiaries or its operations, (ii) any real Property now or formerly owned, or (iii) to the best of Borrower's knowledge, any real Property now or formerly operated, leased, used or affected by Borrower or its Subsidiaries, which, in each instance, remains unresolved and could reasonably be expected to result in liabilities which would have a Materially Adverse Effect.

     (b) Neither Borrower nor any of its Subsidiaries is or will be liable for any costs or expenses involving the removal of Hazardous Materials from, or remediation of any condition involving Hazardous Materials on, any real Property now or formerly owned, operated, leased, used or affected by Borrower or its Subsidiaries or in connection with the transportation of any Hazardous Materials to any site listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act or 1980 ("CERCLA"), 42 U.S.C. Section 9601, et seq., as amended, or any similar list under any analogous state statute, in any instance which could reasonably be expected to have a Materially Adverse Effect.

     (c) To the best of Borrower's knowledge, there are no Environmental Liens on or affecting any of the Collateral.

     (d) Borrower and each of its Subsidiaries has all material permits, certificates, licenses, approvals, registrations and other authorizations which are required for the operation of their facilities under all Relevant Environmental Laws and are in compliance with all Relevant Environmental Laws except for instances in which failure to have such authorizations or to so comply has not had or will not have a Materially Adverse Effect.

     (e) No consent, approval or authorization of, or registration or filing with any environmental Governmental Authority, is required in connection with the transactions contemplated by this Agreement.

     (f) Borrower acknowledges and agrees that Lender has not expressed any opinion with respect to or exerted any control over Borrower or any of its Subsidiaries with regard to any decisions made or to be made by Borrower or any of its Subsidiaries concerning environmental compliance or waste disposal decisions.

     6.12 Possession of Franchises, Licenses. Etc. Borrower possesses, to the extent material, all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities, and all patents, trademarks, service marks, trade names, copyrights, licenses and other rights that are necessary for the ownership, maintenance and operation of its material Property and assets, and Borrower is not in violation of any thereof, which might have a Materially Adverse Effect.

     6.13 No Burdensome Provisions.  Neither Borrower nor any
Subsidiary is a party to any contract, agreement, lease or licensing agreement, the performance of which has a reasonable likelihood of having a Materially Adverse Effect.

     6.14 Labor Matters. Except as to matters disclosed on Exhibit K, there are no strikes or other labor disputes or grievances or charges or complaints with respect to any employee or group of employees pending or, to the best knowledge of Borrower, threatened against Borrower which have a reasonable likelihood of having a Materially Adverse Effect.

     6.15 Investment Company Act. Borrower is not an "investment company" or an "affiliated person" of or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

     6.16 Governmental Contracts. Borrower is not a party to any contract or agreement with a Governmental Authority, the termination or renegotiation of which would have a Materially
Adverse Effect.

     6.17 Accuracy of Information. All factual information hereto-fore or contemporaneously furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any transac-tion contemplated hereby is and will be true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by Lender and not incomplete or omitting to state any material fact necessary to make such information not misleading.

                            ARTICLE 7
                  GENERAL AFFIRMATIVE COVENANTS

     Borrower covenants to Lender that from and after the date hereof and until the Term Note and all other Obligations are paid in full, it will comply with the covenants set forth in this
Article 7.

          7.1 Right to Inspect. Lender (or any Person or Persons designated by it) shall, in its sole discretion, have the right to call at any offices of Borrower at reasonable times and intervals upon reasonable notice, and, without hindrance or delay, to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business or to any other trans-actions between the parties hereto arising out of this Agreement. Lender agrees that any confidential information obtained by it in the course of such inspection, audit or check or pursuant to
Section 7.2 shall not be used by it or communicated to any other Person or entity except: (i) as required by law or by judicial or administrative process or by appropriate regulatory authorities or as such information is or becomes public knowledge other than by virtue of Lender's disclosure; (ii) to Lender's attorneys and accountants; and (iii) otherwise to the extent that Lender, in its reasonable judgment, needs to disclose such information in order to protect its own interests with respect to this Agreement, the other Loan Documents or any transactions contemplated hereby or arising in connection herewith or to collect all or any part of the Obligations.

     7.2 Financial Information, etc. Borrower will furnish, or will cause to be furnished, to Lender copies of the following financial statements, reports and information:

     (a)  promptly when available and in any event within ninety
(90) days after the close of each Fiscal Year,

          (i) a copy of Borrower's Annual Report on Form 10-K (excluding exhibits, other than financial statement schedules, unless specifically requested by Lender, which requests may be made at any time) and related Annual Report to Shareholders for such Fiscal Year, including therein a consolidated balance sheet at the close of such Fiscal Year then ended, and related consolidated statements of income, shareholders' equity, and cash flows (or a statement analogous to such a statement) for such Fiscal Year, of Borrower and its Subsidiaries, such statements for such Fiscal Year to be audited and accompanied by an audit report issued without Impermissible Qualification by an Independent Public Accountant,

          (ii) a copy of the Director's Report issued by Borrower's management to Borrower's Board of Directors for such Fiscal Year, including therein a capital expenditure budget for the next Fiscal Year broken down by Concept and otherwise substantially in the form of, and covering in scope and detail the same matters as, the Director's Report for Borrower's 1993 Fiscal Year heretofore delivered to Lender, accompanied by a consolidated statement of income for the last Fiscal Quarter of such Fiscal Year, setting forth comparative figures for the corresponding Fiscal Quarter of the prior Fiscal Year,

          (iii) a written statement of the Independent Public Accountant, setting forth in reasonable detail a calculation of the financial tests contained in Section 8.5 at the close of such Fiscal Year, to the effect that it has read the provisions of this Agreement and the Compliance Certificate then being furnished pursuant to clause (a)(iv) immediately below at the date of such statement and is not aware of any miscalculation in such Compliance Certificate of such financial tests or of any default of a financial nature in the performance by Borrower of any obligation to be performed by it hereunder, except such miscalculation or default, if any, as may be disclosed in such statement, and

          (iv) a Compliance Certificate calculated as of the close of such Fiscal Year;

     (b) promptly when available and in any event within forty-five (45) days after the close of each of the first three
Fiscal Quarters of each Fiscal Year,

          (i) a copy of Borrower's Quarterly Report on Form 10-Q (excluding exhibits unless specifically requested by Lender, which requests may be made at any time) for such Fiscal Quarter, including therein (or accompanied by) a consolidated balance sheet at the close of such Fiscal Quarter, and related consolidated statements of income and cash flows (or a state-ment analogous to such a statement) for such Fiscal Quarter, of Borrower and its Subsidiaries executed by the principal accounting or financial Authorized Officer of Borrower,

          (ii) a copy of the Director's Report issued by Borrower's management to Borrower's Board of Directors for such Fiscal Quarter, substantially in the form of, and covering in scope and detail the same matters as, the Director's Report dated August 7, 1994 for the Fiscal Quarter of Borrower ended on such date heretofore delivered to Lender, and

          (iii) a Compliance Certificate calculated as of the close of such Fiscal Quarter;

     (c) promptly upon receipt thereof, copies of all detailed financial reports, if any, submitted to Borrower by an Independent Public Accountant in connection with each annual or interim audit made by such Independent Public Accountant of the books of Borrower or any of its Subsidiaries;

     (d) in addition to (but without duplication of) any such filings required to be delivered above, promptly upon any filing thereof by Borrower with the Securities and Exchange Commission, any annual, periodic or special report or registration statement (without exhibits) generally available to the public;

     (e) promptly upon completion or receipt thereof, a copy of all notices, documents, or other Instruments required to be delivered by Borrower (other than the Subordinated Debentures, Subordinated LYONS Notes, and the Tranche C Notes), or received by Borrower, pursuant to the Subordinated Indenture, the LYONS Indenture or the Tranche C Agreements and not otherwise required to be delivered hereunder;

     (f) promptly but in no event later than ninety (90) days after the close of each Fiscal Year of Borrower, a copy of updated projections of Borrower and its Subsidiaries for the next two Fiscal Years, all in detail comparable to those contained in the Memorandum and reasonably satisfactory to Lender; and

     (g) promptly, such additional financial and other information with respect to Borrower and its Subsidiaries as Lender may from time to time reasonably request.

     7.3 Payment of Taxes. Borrower shall pay and discharge all taxes, assessments and governmental charges upon it, its income, the Collateral and, to the extent failure to make such payments would have a Materially Adverse Effect, its other Property prior to the date on which penalties attach thereto, unless and to the extent only that (i) such taxes, assessments and governmental charges are being contested in good faith and by appropriate proceedings by Borrower and (ii) Borrower maintains reasonable reserves on its books therefor in accordance with GAAP.

     7.4 Maintenance of Insurance; Insurance and Condemnation Proceeds. (a) Borrower will at all times maintain or cause to be maintained on the Improvements and on all other Collateral, all insurance reasonably required at any time or from time to time by Lender, and in any event: (a) all-risk property insurance covering fire, extended coverage, vandalism and malicious mischief and such other insurance coverage customarily obtained from time to time by prudent owners of properties of similar character and use as the Collateral, in an amount which is not less than the full replacement cost from time to time (which replacement cost shall be subject to Lender's reasonable approval) of the Collateral without consideration for depreciation; (b) insurance against flood if required by the Federal Flood Disaster Protection Act of 1973 and regulations issued thereunder; (c) comprehensive general public liability insurance protecting Borrower and Lender in an amount reasonably acceptable to Lender; (d) during construction, builder's completed value risk insurance against "all risks of physical loss" (including collapse and transit coverage); and (e) all other insurance commonly or, in the reasonable judgment of Lender, prudently maintained by those whose business, improvement to and use of real estate is similar to that of Borrower, including (without limitation), if applicable, boiler explosion, sprinkler leakage, and employer's liability insurance, all in amounts satisfactory to Lender, but in any event with a single limit of not less than $1,000,000.00 in respect of personal injury or death to any one person, of not less than $1,000,000.00 in respect of any one occurrence, of not less than $2,000,000.00 in respect of any one location for personal injury and property damage, and an umbrella policy or policies in an amount not less than $20,000,000.00, each such coverage to be subject to a deductible, if any, not to exceed $500,000.00 per occurrence, provided, however, Borrower shall maintain adequate reserves therefor, and all of such insurance to be maintained in such form and with such companies as shall be reasonably approved by Lender, and to deliver to and keep deposited with Lender original certificates and, at the request of Lender, certified copies of all policies of such insurance and renewals thereof with premiums paid prior to the deadline for payment thereof and with clauses, attached thereto in favor of Lender, and its successors and assigns, that (1) name Lender as an additional insured party thereunder, as its interests may appear; (2) provide for any losses to be payable notwith-standing (i) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any person other than the person claiming, (ii) the occupation or use of the Collateral for purposes more hazardous than permitted by the terms of the policy, or (iii) any foreclosure or other proceedings or notice of sale relating to the Collateral, or any change in title to or ownership of any of the Collateral; (3) include effective waivers by the insurer of all claims for insur-ance premiums and rights of subrogation against Lender; (4) provide that each policy shall be primary without right of contribution from any other insurance that may be carried; and (5) provide for not less than thirty (30) days' prior written notice to be given to Lender of cancellation (including, without limitation, cancellation for non-payment or expiration of the term of such policy) or material modification of such policies or any portion thereof. Borrower's making any payments and deposits required by the provi-sions of Section 1.21 of the Mortgages shall not relieve Borrower of, or diminish in any way, its obligations as set out in this
Section 7.4. All of the above-mentioned original insurance policies or certified copies of such policies and certificates of such insurance reasonably satisfactory to Lender, together with receipts for the payment of premiums thereon, shall be delivered to and held by Lender, which delivery shall constitute assignment to Lender of all return premiums to be held as additional security hereunder (subject to any prior assignment of any return premiums); provided, however, that prior to any Event of Default any such premiums may be retained by Borrower. Certificates (or binders covering the time periods and with the renewal and cancellation provisions set forth in the following sentence) evidencing all renewal and replacement policies shall be delivered to Lender upon the renewal or replacement of the expiring policies. All binders provided in accordance with the provisions of the preceding sentence shall be for a term of not less than ninety (90) days which term shall be deemed extended until written notice of cancellation thereof is given to Lender not less than thirty (30) days prior to the effective date of such cancellation or expiration; provided, however, that in no event shall any insurance binder expire less than ninety (90) days after the issuance thereof. If Borrower is unable to deliver to Lender the evidence described herein of renewal or replacement insurance policies not less than fifteen (15) days prior to the expiration date of the expiring policies, Borrower shall, not less than fifteen (15) days nor more than thirty (30) days prior to such expiration date, deliver to Lender a certificate from an officer of Borrower, stating (a) Borrower's progress in obtaining renewal or replacement policies and the anticipated date of issuance thereof; (b) that Borrower has received no notice of non-renewal or cancellation of any existing policy of insurance; and (c) that Borrower has no knowledge of the cancellation or non-renewal of such policies of insurance or of any facts or circumstances which, if known to an insurer, would cause it to cancel or refuse renewal or issuance of any policy of insurance. Nothing contained in the preceding sentence or elsewhere in this Agreement shall excuse Borrower from continuously maintaining in full force and effect until all Obligations are paid in full all insurance required under the provisions hereof. Borrower shall not obtain nor permit the lessee under any "Occupancy Lease" (as defined in the Mortgages) to obtain or carry policies of insurance concurrent in form or contribution in the event of loss with those required to be maintained under this Section 7.4 unless Lender is included therein as a named insured and otherwise in accordance with this Section 7.4.

     Borrower will immediately give Lender written notice of (a) any casualty to the Collateral reasonably anticipated to result in damage over $250,000.00 or (b) any condemnation or eminent domain proceedings or transfer in lieu thereof as provided in Section 1.9 of the Mortgages. Borrower agrees that any loss paid to Lender under any of such insurance policies or in connection with any such condemnation or eminent domain proceedings or transfer in lieu thereof shall be applied, at the option of Lender, toward prepay-ment of the Term Note and/or any other Obligations, or to the rebuilding or repairing of the damaged, destroyed or affected Improvements or other Collateral, as Lender in its sole and unreviewable discretion may elect (which election shall not relieve Borrower of the duty to rebuild or repair); provided, however, that any proceeds of insurance or of any such condemnation or eminent domain proceedings or transfer shall be made available, if at all, to the extent required, as determined by Lender in its reasonable discretion, for the rebuilding or repairing of the damaged, destroyed or affected Improvements or other Collateral only under the following conditions:

          (i) no Default Condition or Event of Default shall have occurred or be continuing (and if such an event shall occur during restoration, Lender may, at its election, apply any insurance proceeds then remaining in the hands of Lender to the prepayment of the Term Note and any other Obligations);

          (ii) Borrower shall have submitted to Lender plans and specifications for the restoration which shall be reasonably satisfactory to Lender, which plans and specifications shall not be substantially or materially modified, changed or revised without Lender's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, and shall be in conformity with all governmental regulations, including, without limitation, building, zoning, land use and environmental regulations, provided, however, that so long as no Event of Default has occurred and is continuing, the provisions of this clause shall not apply if the value of the Collateral which has suffered a casualty or been otherwise affected is less than $1,000,000.00;

          (iii) Borrower, if so requested by Lender, shall have submitted to Lender fixed price contracts with good and responsible contractors and materialmen covering all work and materials necessary to complete restoration and providing for a total completion price not in excess of the amount of insurance or other proceeds available for restoration, or, if a deficiency shall exist, Borrower shall have deposited the amount of such deficiency with Lender unless Borrower has made other arrangements or furnished other evidence which is satisfactory to Lender of Borrower's ability to pay such deficiency in full, provided, however, that so long as no Event of Default has occurred and is continuing, the provisions of this clause shall not apply if the value of the Collateral which has suffered a casualty or been otherwise affected is less than $1,000,000.00;

          (iv) any insurance or other proceeds in excess of $250,000.00 to be released pursuant to the foregoing provi-sions may, at the option of Lender, be disbursed from time to time as restoration progresses to pay for restoration work completed and in place and such disbursements may, at Lender's option, be made directly to Borrower or to or through any contractor or materialman to whom payment is due or to or through a construction escrow to be maintained by a title insurer reasonably acceptable to Lender;

          (v) Lender may impose such further conditions upon the release of insurance or other proceeds (including the receipt of title insurance) as are customarily imposed by prudent construction lenders to ensure the completion of the restoration work free and clear of all liens or claims for lien;

          (vi) all title insurance charges and other costs and expenses paid to or for the account of Borrower in connection with the release of such insurance or other proceeds shall constitute so much additional Indebtedness hereby secured to be payable in accordance with this Agreement, the Mortgages, and the Term Note with interest thereafter at the Default Rate, and any such costs and expenses may be deducted by Lender from insurance or other proceeds at any time standing in its hands; and

          (vii) if Borrower fails to complete restoration as promptly as possible under the circumstances, but in all cases in compliance with any time period provided under applicable requirements of governmental authorities and insurance underwriters, Lender shall have the right, but not the obligation, to restore or rebuild the Improvements and the other Collateral, or any part thereof, for or on behalf of Borrower in lieu of applying such proceeds to the Term
     Note or the Obligations and for such purpose may do all necessary acts, including using funds deposited by Borrower as aforesaid and advancing additional funds for the purpose of restoration, all such additional funds to constitute part of the Obligations payable with interest at the Default
     Rate. Borrower hereby empowers Lender, in its discretion, to settle, compromise and adjust any and all claims or rights under any insurance policy maintained by Borrower relating to the Collateral; provided, however, that prior to the occurrence of any Event of Default, (i) Borrower shall have the right to settle, adjust and compromise claims which are reasonably anticipated to result in proceeds in an amount less than $500,000.00, and (ii) Borrower shall have the right to settle, adjust and compromise claims which are reasonably anticipated to result in proceeds in an amount equal to or more than $500,000.00 jointly with Lender. In the event of foreclosure of the Mortgages, exercise of power of sale or other transfer of title to the Collateral in extinguishment of the Obligations, all right, title and interest of Borrower in and to any insurance policies then in force shall pass to the purchaser or grantee. Nothing contained in this Agreement shall create any responsibility or obligation on Lender to collect any amounts owing on any insurance policy or resulting from any condemnation, to rebuild or replace any damaged or destroyed Improvements or other Collateral or to perform any other act hereunder.

     Lender shall not, by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or payment or defense of lawsuits, and Borrower hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

     (b) In addition to and cumulative with any other requirements imposed on Borrower herein or in the Mortgages with respect to insurance, Borrower shall maintain insurance, in such amounts and against such risks as is customarily maintained by similar businesses (it being understood and agreed that Borrower may self-insure for worker's compensation, group medical and physical damage to automobiles and may self-insure public liability claims to a maximum of $250,000 per claim), but in any event to include general liability, workers' compensation, damage, flood, windstorm, fire, theft and extended coverage insurance in amounts satisfactory to management of Borrower acting in good faith. Borrower shall file with Lender upon its request at reasonable intervals a detailed list of such insurance then in effect stating the names of the insurance companies, the amounts and rates of insurance, the date of expiration thereof, the Property and risks covered thereby and the insured with respect thereto.

     7.5 Maintenance of Property and Records. Borrower shall maintain in good working condition, reasonable wear and tear excepted, the Collateral, and its other Property when failure to so maintain its other Property would have a Materially Adverse Effect. Borrower shall maintain true and accurate books and records.

     7.6 Preservation of Corporate Existence. Borrower shall preserve and maintain its respective corporate existence, rights, franchises and privileges in the State of Tennessee, and qualify and remain qualified as a foreign corporation in each jurisdiction in which any of the Collateral is located and in each other jurisdiction where failure to so qualify could have a Materially Adverse Effect.

     7.7 Compliance With Laws. Borrower shall comply with the requirements of, and obtain and maintain all permits, licenses and other authorizations which are required under, all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which could have a Materially Adverse Effect.

     7.8 Notices. Borrower will, upon obtaining knowledge thereof, give notice (accompanied by a reasonably detailed explanation with respect thereto and what action Borrower proposes to take with respect thereto) promptly to Lender of:

     (a) any litigation, arbitration, or governmental investiga-tion or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or to which any of its Property is subject which

          (ii) if adversely determined, would have a Materially Adverse Effect, provided that, for purposes of this subclause
     (i), any uninsured litigation, arbitration, or governmental investigation or proceeding which involves a damage claim of $1,500,000 or less need not be the subject of any such notice unless it is one of a series of claims arising out of the same set of facts or circumstances which, in the aggregate, exceed $10,000,000, or

          (ii) relates to this Agreement, any other Loan Document or any specific transaction financed or to be financed in whole or in part directly or indirectly with the proceeds of the Term Loan;

     (b) any material adverse development which shall occur in any litigation, arbitration, or governmental investigation or proceeding previously disclosed by Borrower to Lender;

     (c) any development in the business, operations, financial condition or prospects of Borrower which, in the reasonable judg-ment of Borrower, has reasonable likelihood of having a Materially Adverse Effect;

     (d)  any Default Condition or Event or Default;

     (e) the occurrence of a Reportable Event under, or the institution of steps by Borrower to withdraw from, or the institu-tion of any steps to terminate, any Plan or, to the best of Borrower's knowledge, any Multiemployer Plan, or the failure to make a required contribution to any Plan or, to the best of Borrower's knowledge, any Multiemployer Plan if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA, or the taking of any action with respect to a Plan or, to the best of Borrower's knowledge, any Multiemployer Plan which could result in the requirement that Borrower furnish a bond or other security to the PBGC or such Plan or Multiemployer Plan, or the occurrence of any event with respect to any Plan or, to the best of Borrower's knowledge, any Multiemployer Plan which could result in the incurrence by Borrower of any material liability, fine or penalty, or the occurrence of any material increase in the contingent liability of Borrower with respect to any post-retirement Welfare Plan benefit, and in each case the action which Borrower proposes to take with respect thereto; and

     (f) any material damage to, loss of or other change in the composition of the Collateral or any other event that would have a materially adverse effect on the aggregate value of the Collateral or the Liens created by the Loan Documents with respect thereto.

     7.9  Environmental Matters.

     (a) Borrower hereby indemnifies Lender and agrees to defend and hold Lender harmless from and against any and all losses, damages (including, without limitation, all foreseeable and unfore-seeable consequential damages), costs, claims, liabilities, penalties, fees, injuries or expenses of whatever kind or nature (including, without limitation, reasonable counsel fees and costs), which Lender may sustain or incur in connection with: any Environmental Complaint or any claim, demand, or complaint asserted against Lender relating to any environmental pollution, any Hazardous Materials release, disposal, recycling, storage, handling, treatment or exposure, or any environmental cleanup (including, without limitation, any remedial, removal, or response action) in connection with or relating to (i) Borrower's premises, including, without limitation, any real or other Property now or formerly owned, operated, leased, used or affected by Borrower; or
(ii) Borrower's operations, whether such operations took place before or after the date of this Agreement. The indemnification in this Section 7.9 shall survive termination of this Agreement and the other Loan Documents as well as the payment of all Obligations.

     (b) Borrower agrees to notify Lender promptly of any Environmental Complaint received by it relating to a condition or event which has a reasonable likelihood of resulting in a liability of Borrower of an amount in excess of $1,000,000. Such notice shall include, without limitation, a statement of any such Environmental Complaint's impact and expected impact, if any, on Borrower's business, prospects and financial condition, and whether it would or might have a Materially Adverse Effect.

     (c) To the full extent permitted by applicable law, Borrower hereby releases Lender from any claim of contribution with respect to any environmental matter.

                            ARTICLE 8
                       NEGATIVE COVENANTS

     Borrower covenants to Lender that from and after the date hereof until the Term Note and all other Obligations are paid in full, it will not, without the prior written consent of Lender, do any of the things or acts set forth in this Article 8.

     8.1 No Liens. Except for Permitted Liens, Borrower will not, and will not permit its Subsidiaries to, create, assume, or suffer to exist any Lien of any kind on any of the Collateral except:

     (a) Liens in favor of Lender under the Mortgages to secure the Term Loan and the other Obligations;

     (b) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, by appropriate proceedings and for which appropriate reserves with respect thereto have been established and maintained on the consolidated books of Borrower in accordance with GAAP to the extent required under GAAP;

     (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases, and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

     (d) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower; and

     (e) judgment liens securing amounts not in excess of $1,000,000 in the aggregate in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or with respect to which the appropriate insurance carrier has agreed in writing that there is full coverage (subject to a customary deductible not in excess of $1,000,000) by insurance.

     8.2 Merger, Acquisition or Sale. Except as otherwise provided in the Credit Agreement, Borrower will not dissolve or otherwise terminate its corporate status or enter into any merger, reorganization or consolidation (except that Borrower and any Subsidiaries may merge with each other provided that Borrower shall be the surviving entity), or acquire any substantial businesses (either stock or assets), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all, substantially all or any substantial part of its Property or assets (other than sales in the ordinary course of business), or make any substantial change in the basic type of business conducted by Borrower as of the date hereof.

     8.3 Transactions with Affiliates. Borrower will not enter into, or cause, suffer, or permit to exist

     (a) any arrangement or contract with any of its Affiliates (other than a Subsidiary, Limited Partnership or franchisee of Borrower) of a nature customarily entered into by Persons which are Affiliates of each other (including management or similar contracts or arrangements relating to the allocation of revenues, taxes, and expenses or otherwise) requiring any payments to be made by Borrower or any of its Subsidiaries to any Affiliate (other than a Subsidiary of Borrower) unless such arrangement is fair and equitable to Borrower or such Subsidiary; or

     (b) any other transaction, arrangement, or contract with any of its Affiliates (other than a Subsidiary, Limited Partnership or franchisee of Borrower) which would not be entered into by a prudent Person in the position of Borrower or such Subsidiary with, or which is on terms which are less favorable than are obtainable from, any Person which is not one of its Affiliates.

     8.4 Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness other than:

     (a)  Indebtedness of Borrower evidenced by the Term Note;

     (b) unsecured revolving Indebtedness of Borrower in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding (inclusive of the aggregate outstanding principal amount of unsecured revolving Indebtedness of Borrower disclosed on Exhibit L);

     (c) other Indebtedness of Borrower or any of its Subsidiaries outstanding on October 30, 1994, and either (1) reflected in the financial statements delivered to the Lender prior to the date hereof pursuant to Section 6.10 or (2) disclosed on Exhibit L, so long as no such Indebtedness is secured by any of the Collateral;

     (d)  Indebtedness of Borrower or any of its Subsidiaries
          (other than Realco) which is an Investment permitted by the Credit Agreement;

     (e) Indebtedness in an aggregate principal amount not to exceed $3,000,000 in the aggregate at any time out-standing which is incurred by Borrower or any of its Subsidiaries (other than Realco) to one or more vendors of any assets to finance its acquisition of such assets;

     (f)  obligations of Borrower under Capitalized Leases;
          provided that the aggregate capitalized amount payable under all such Capitalized Leases shall not exceed
          $30,000,000;

     (g) Indebtedness of Borrower in respect of trade or commercial letters of credit in an aggregate amount not to exceed $20,000,000 at any one time outstanding and Indebtedness in respect of standby letters of credit (other than any standby letter of credit issued in connection with the Mortgage Financing Transactions to directly support Indebtedness permitted under clause (i) below) in an aggregate amount not to exceed $20,000,000 at any one time outstanding;

     (h) Indebtedness incurred by Borrower under and in connection with any Rate Swap Agreement; and

     (i) Indebtedness incurred by Borrower under and in connection with the Mortgage Financing Transactions and refinancings thereof (A) made pursuant to Mortgage Financing Transaction Documents and (B) in which the principal amount of such Indebtedness is not increased thereby; provided, however, that Borrower may not incur any such new, non-refinanced Indebtedness in connection with Mortgage Financing Transactions in any Fiscal Year in excess of the amount of Indebtedness set forth opposite such Fiscal Year below:


                 Fiscal Year          Principal Amount

                    1993                $25,000,000
                    1994                $30,000,000
                    1995                $30,000,000
                    1996                $30,000,000
                    1997                $30,000,000

     ; provided, however, to the extent that the maximum amount of Indebtedness in connection with Mortgage Financing Transactions permitted to be incurred by Borrower, without giving effect to this proviso, exceeds the aggregate amount actually incurred during such Fiscal Year, one hundred percent (100%) of the amount of such excess may be carried over to succeeding Fiscal Years;

provided that no Indebtedness otherwise permitted to be incurred shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Event of Default shall have occurred and be continuing.

     8.5  Financial Condition.  Borrower will not permit:

     (a)  Consolidated Net Worth on the last day of any Fiscal
Quarter occurring during any period set forth below to be less than the amount set forth below:

                                   Minimum Consolidated
               Period                  Net Worth

     Fourth Fiscal Quarter of
       Fiscal Year 1994            $(145,000,000)

     First Three Fiscal Quarters
       of Fiscal Year 1995         $(145,000,000)

     Fourth Fiscal Quarter of
       Fiscal Year 1995            $ (60,000,000)

     First Three Fiscal Quarters
       of Fiscal Year 1996         $ (60,000,000)

     Fourth Fiscal Quarter
       of Fiscal Year 1996         $  40,000,000

     First Three Fiscal Quarters
       of Fiscal Year 1997         $  40,000,000

     Fourth Fiscal Quarter of
       Fiscal Year 1997            $ 100,000,000

      First Three Fiscal Quarters
       of Fiscal Year 1998         $ 100,000,000

     Fourth Fiscal Quarter of
       Fiscal Year 1998 and
       thereafter                  $ 200,000,000

     (b)  the Funded Debt Ratio on the last day of any Fiscal
Quarter occurring during any period set forth below to be greater than the ratio set forth below opposite such period:

                                   Maximum Funded
          Period                     Debt Ratio

     Fourth Fiscal Quarter
       of Fiscal Year 1994           3.7:1.00

     First Three Fiscal Quarters
       of Fiscal Year 1995           3.7:1.00

     Fourth Fiscal Quarter
       of Fiscal Year 1995           3.0:1.00

     First Three Fiscal Quarters
       of Fiscal Year 1996           3.0:1.00

     Fourth Fiscal Quarter
       of Fiscal Year 1996 and
       thereafter                    2.5:1.00


          (c) Consolidated Funded Debt as of the end of any Fiscal Quarter during any period set forth below to be more than the amount set forth below opposite such period:

                              Maximum Consolidated
          Period                     Debt

     Fourth Fiscal Quarter of
       Fiscal Year 1994            $660,000,000

     First Three Fiscal Quarters
       of Fiscal Year 1995         $660,000,000

     Fourth Fiscal Quarter of
       Fiscal Year 1995            $600,000,000

     First Three Fiscal Quarters
       of Fiscal Year 1996         $600,000,000

     Fourth Fiscal Quarter of
       Fiscal Year 1996 and
       thereafter                  $550,000,000

      (d) the Adjusted Interest Coverage Ratio to be less than the ratio set forth below as of the end of any Fiscal Quarter during any period set forth below set forth opposite such ratio:

                                   Minimum Adjusted
               Period          Interest Coverage Ratio

          Fourth Fiscal Quarter
       of Fiscal Year 1994              2.0:1.00

     First Three Fiscal Quarters
       of Fiscal Year 1995              2.0:1.00

     Fourth Fiscal Quarter
       of Fiscal Year 1995              2.75:1.00

     First Three Fiscal Quarters
       of Fiscal Year 1996              2.75:1.00

     Fourth Fiscal Quarter
       of Fiscal Year 1996 and
       thereafter                  3.75:1.00; and

     (e) the Consolidated Fixed Charge Coverage Ratio on the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period below:
                                   Minimum Consolidated Fixed
          Period                     Charge Coverage Ratio

     Fourth Fiscal Quarter
       of Fiscal Year 1994                   .85:1.00

     First Three Fiscal Quarters
       of Fiscal Year 1995                   .85:1.00

     Fourth Fiscal Quarter
       of Fiscal Year 1995                   1.15:1.00

     First Three Fiscal Quarters
       of Fiscal Year 1996                   1.15:1.00

     Fourth Fiscal Quarter
       of Fiscal Year 1996 and
       thereafter                            1.30:1.00


     8.6 Inconsistent Agreements. Borrower shall not enter into any contract or other agreement which is inconsistent with the terms of this Agreement or the other Loan Documents or which limits or otherwise restricts the ability of Borrower to perform its obli-gations under this Agreement or the other Loan Documents.

     8.7 Consolidated Capital Expenditures, etc. Borrower will not, and will not permit any of its Subsidiaries to, make any Consolidated Capital Expenditures, except Borrower and its Subsidiaries may make Consolidated Capital Expenditures during any Fiscal Year which do not exceed, in the aggregate, the amount set forth opposite such Fiscal year below:

          Fiscal Year              Maximum Amount


               1994                $ 74,000,000
               1995                $ 78,000,000
               1996                $ 89,000,000
               1997                $ 99,000,000
               1998                $125,000,000
               1999                $130,000,000

provided, however, that (i) to the extent that the maximum amount of Consolidated Capital Expenditures permitted to be made by Borrower and its Subsidiaries in any Fiscal Year, without giving effect to this proviso, exceeds the aggregate amount actually incurred during such Fiscal Year, the lesser of one hundred percent (100%) of the amount of such excess or $5,000,000 may be carried forward to the next Fiscal Year and (ii) in the Fiscal Years (but no later than the 1997 Fiscal Year) in which Borrower is required to acquire restaurant properties from Marriott or Thompson Hospitality, Inc., either directly or pursuant to the Borrower's obligations under the Restaurant Sale and Purchase Agreement dated May 20, 1992, by and among the Borrower, Marriott Family Restaurants, Inc., Marriott Corporation and Thompson Hospitality, Inc., Consolidated Capital Expenditures in respect of such Fiscal Year shall be increased by an amount not to exceed $5,000,000 in the aggregate for all such Fiscal Years, and provided, further, that there shall be excluded from Consolidated Capital Expenditures
(i) Franchisee Acquisitions, (ii) Remodeling Expenses and (iii) expenses incurred in connection with undeveloped real estate designated as Mortgage Financing Collateral prior to such time that restaurants constructed on such real estate are open and operating.

                            ARTICLE 9
                        EVENTS OF DEFAULT

     The occurrence of any events or conditions described in this
Article 9 shall constitute an Event of Default hereunder, provided that any requirement for the giving of notice or the lapse of time, or both, has been satisfied.

     9.1 Term Note. Borrower shall fail to make any payment or prepayment of principal of the Term Loan when due or any payment of interest on the Term Loan within five days of the date when due.

     9.2 Obligations. Borrower or any Subsidiary shall fail to make any payments of principal of or interest or fees on any other Obligations (other than principal of and interest on the Term Note) to Lender within five (5) days after the date on which due.

     9.3 Misrepresentations. Borrower shall make any representa-tions or warranties in this Agreement or any of the other Loan Documents or in any certificate or statement furnished at any time under or in connection herewith or therewith which was untrue or misleading in any material respect when made or furnished or when deemed made or furnished hereunder.

     9.4 Covenants. Borrower shall (x) default in the observance or performance of any of its obligations under Section 5.2, Section 7.8(d) or Section 8.2, 8.4, 8.5 or 8.7, or (y) default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document, and (i) with respect to defaults under this Agreement, such default shall continue for a period of thirty (30) days after the Chairman of the Board (if at the time an officer), President, Chief Financial Officer (regardless of title), Treasurer, Corporate Controller or Secretary of Borrower shall have knowledge thereof, or (ii) with respect to any defaults under any of the other Loan Documents, any grace or cure period specified therein shall have expired.

     9.5 Other Debts. Any default shall occur under the terms applicable to any Indebtedness or Guaranty of Borrower or any of its Subsidiaries in an aggregate amount exceeding $5,000,000 representing any borrowing or financing or Guaranty or arising under any other material agreement from, by or with any Person, and such default shall:

     (a) consist of the failure to pay monetary obligations under such Indebtedness or Guaranty when due; or

     (b) continue unremedied (and not have been waived by the holder of such Indebtedness or Guaranty) for a period of time sufficient to permit the acceleration of such Indebtedness.

     9.6 Voluntary Bankruptcy. Borrower shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal, or foreign, now or hereafter existing; Borrower shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Borrower shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of Borrower for all or a substantial part of its Property; Borrower shall make an assignment for the benefit of creditors; Borrower shall be unable or shall fail to pay its debts generally as such debts become due; or Borrower shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

     9.7 Involuntary Bankruptcy. There shall have been filed against Borrower an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, and either
(x) such case or proceeding is not dismissed within sixty (60) days, or (y) an "order for relief" is entered at any time in any such case under the Bankruptcy Code; the involuntary appointment of a receiver, custodian or trustee of Borrower for all or a substantial part of the Property of Borrower, if such appointment is not terminated within sixty (60) days; or the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the Property of Borrower.

     9.9 Judgments. A judgment or order for the payment of money is rendered against Borrower in the amount in excess of $1,000,000 (exclusive of amounts covered by insurance), and same shall not have been paid, stayed on appeal or otherwise contested in good faith within thirty (30) days after the rendering thereof.

     9.10 Nonmonetary Judgments. A final nonappealable nonmonetary judgment or order is rendered against Borrower which has or has a reasonable possibility of having a Materially Adverse Effect.

     9.10 ERISA. A contribution failure shall occur with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA or any of the following events shall occur with respect to any Plan:

     (a) such Plan shall be terminated or a receiver to administer such Plan shall have been appointed (or steps shall be instituted to effect such termination or appointment);

     (b) Borrower shall withdraw from such Plan (or shall institute steps to effect such withdrawal); or

     (c) any Reportable Event shall occur with respect to such Plan which would present a material risk to Borrower of incurring a liability on account of such Plan, and there shall exist a deficiency in the assets available to satisfy the benefit liabilities under ERISA with respect to such Plan, and such occurrence shall result in a liability of Borrower in excess of $5,000,000.

     9.11 Impairment. Except as expressly permitted in any Loan Document, any Loan Document shall terminate or cease in whole or in part to be the legally valid, binding and enforceable obligation of Borrower, or Borrower or any Person acting for or on behalf of Borrower contests such validity, binding effect or enforceability or purports to revoke any Loan Document.


                           ARTICLE 10
                            REMEDIES

     Upon the occurrence or existence of any Acceleration Event (unless Lender in its sole discretion shall have accepted the cure of such Acceleration Event or waived the same, at which time the parties hereto shall be returned to their respective positions as they existed prior to such Acceleration Event), or at any time thereafter, without prejudice to the rights of Lender to enforce its claims against Borrower for damages for failure by Borrower to fulfill any of its obligations hereunder, subject only to prior receipt by Lender of payment in full of all Obligations then outstanding in a form acceptable to Lender, Lender shall have all of the rights and remedies described in this Article 10, and Lender may exercise any one, more, or all of such remedies, in its sole discretion, without thereby waiving any of the others.

     10.1 Acceleration of the Obligations. Lender may declare all of the Obligations of Borrower to Lender (including, but not limited to, that portion thereof evidenced by the Term Note) to be immediately due and payable, and in the event a voluntary case is commenced under the Bankruptcy Code or an involuntary case commenced under the Bankruptcy Code is not dismissed in sixty (60) days by or against Borrower as a debtor, all such Obligations automatically will be due and payable without any notice or declaration by Lender, whereupon the same shall become immediately due and payable without any other presentment, demand, protest, notice of demand, protest or nonpayment, notice of intent to accelerate, notice of acceleration or any other notice required by law relative thereto, all of which are hereby expressly waived by Borrower to the extent permitted by law, anything contained herein to the contrary notwithstanding. If any note of Borrower to Lender evidencing any of the Obligations shall be a demand instrument, however, the recitation of the right of Lender to declare any and all such Obligations to be immediately due and payable, whether such recitation is contained in such note or in this Agreement, as well as the recitation of the above events permitting Lender to declare all such Obligations due and payable, shall not constitute an election by Lender to waive its right to demand payment under such note under a demand at any time and in any event, as Lender in its discretion may deem appropriate. Thereafter, Lender at its option, may, but shall not be obligated to, accept less than the entire amount of such Obligations due, if tendered, provided, however, that unless then agreed to in writing by Lender, no such acceptance shall be or shall be deemed to constitute a waiver of any Event of Default or a reinstatement of any commitments of Lender hereunder.

     10.2 Other Remedies. Unless and except to the extent expressly provided for to the contrary herein, the rights of Lender specified herein shall be in addition to, and not in limitation of, Lender's rights under any statute or rule of law or equity, or under the provisions of any other document, instrument or other writing executed by Borrower or any third party in favor of Lender, including, without limitation, the Mortgages, all of which may be exercised successively or concurrently.

     All collections of amounts due to Lender under any of the Loan Documents (whether by payment, levy on assets, set off or otherwise) shall be paid and applied in the following order: (i) reimbursement of fees and expenses (including reasonable attorneys' fees and expenses) incurred by Lender; (ii) payment of fees due to Lender; (iii) without duplication, payment of accrued and unpaid interest owed to Lender; (iv) payment of outstanding principal owed to Lender and (v) to the Persons legally entitled thereto.

                           ARTICLE I.
                          MISCELLANEOUS

     11.1 Waiver of Default. Any waiver hereunder shall be in writing and shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any waiver, Borrower and Lender shall be restored to their former position and rights hereunder and under the Term Note and any Default Condition or any Event of Default so waived shall be deemed to be cured and not continuing during the period such waiver shall be effective; but no such waiver shall extend to any subsequent or other Default Condition or Event of Default, or impair any right and/or remedy consequent thereon.

     11.2 Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when personally delivered or received by facsimile or telecopier addressed as follows or to such other address as may hereafter be designated in writing by the respective parties hereto:

          Borrower:

               Shoney's, Inc.
               1727 Elm Hill Pike
               Nashville, Tennessee 37210
               Attention:  F. E. McDaniel, Jr.
               Telecopier No.: (615) 231-2428
               Confirmation No. (615) 231-2253

          Lender:

               NationsBank of Tennessee, N.A.
               One NationsBank Plaza
               Nashville, Tennessee  37239-1697
               Attn:  John E. Ball
               Telecopier No:  (615) 749-4640
               Confirmation No. (615) 749-3469

Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent. By giving at least thirty (30) days written notice thereof, Borrower and Lender shall have the right from time to time and at any time to change their respective addresses and each shall have the right to specify any other address within the continental United States of America.

     11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Lender, any right, power, or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     11.4 Amendments. The provisions of this Agreement may be amended or modified by Lender and Borrower at any time and from time to time and any such amendment or modification shall be binding upon the parties hereto; provided, however, that no amend-ment, waiver or consent shall be effective unless given or made in writing by the party against whom enforcement is sought. Notwith-standing the foregoing and notwithstanding anything to the contrary contained in this Agreement, in the event any of the provisions of the Credit Agreement corresponding to the Floating Provisions are modified, amended or waived, the applicable Floating Provisions shall be deemed to be automatically (and without the need of further writings by the parties hereto) likewise and similarly modified, amended or waived; provided that if the Credit Agreement is terminated for any reason the Floating Provisions shall be deemed to be those corresponding provisions of the Credit Agreement as it existed on the day immediately preceding termination.

     11.5 Assignments and Participations. No assignment hereof shall be made by Borrower without the prior written consent of Lender. Lender may assign and sell participations in its right, title and interest herein and in the Loan Documents at any time hereafter; provided, however, that Borrower shall not be required to pay any amount to Lender under Section 4.9 that is greater than the amount which it would have been required to pay had Lender not assigned or sold participations.

     11.6 Counterparts. This Agreement may be executed in any number of counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     11.7 Governing Law. This Agreement and the Term Note and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Tennessee.

     11.8 Severability. In case any one or more of the provisions contained in this Agreement or the Term Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

     11.9 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto with respect to the subject matter hereof. Neither this Agreement and the other Loan Documents nor any provision hereof or thereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the parties hereto.

     11.10 Time of the Essence. Time is of the essence in this Agreement and the Term Note.

     11.11 Interpretation. No provision of this Agreement, the Term Note or the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

     11.12 Lender Not Joint Venturer. Neither this Agreement, the other Loan Documents nor any agreements, instruments, documents or transactions contemplated hereby (including the Term Note) shall in any respect be interpreted, deemed or construed as making Lender a partner or joint venturer with Borrower or as creating any similar relationship or entity, and Borrower agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving Lender and Borrower.

     11.13 Reimbursement. Borrower shall pay to Lender on demand all reasonable out-of-pocket costs and expenses that Lender pays or incurs in connection with the negotiation, preparation, consummation, enforcement and termination of this Agreement and the other Loan Documents, including, without limitation: (a) reason-able attorneys' fees and paralegals' fees and disbursements of counsel, (b) reasonable costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) for any amend-ment, supplement, waivers, consent or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) reasonable and actual costs and expenses of lien and title searches; (d) actual taxes, fees and other charges for filing financing statements and continuations, and other actions to perfect, protect and continue the Lien of Lender on the Collateral; (e) sums paid or incurred to be paid by Lender to pay for any amount or take any action required of Borrower under the Loan Documents that Borrower fails to pay or take; (f) if an Event of Default exists, reasonable costs of appraisals, inspections and verifications of the Collateral, including, without limitation, reasonable costs of travel, lodging, and meals for inspections of the Collateral and Borrower's operations by Lender;
(g) pursuant to Section 11.16, reasonable costs and expenses of preserving and protecting the Collateral; and (h) after an Event of Default, costs and expenses (including reasonable attorneys' and paralegals' fees and disbursements) paid or incurred to obtain pay-ment of the Term Note and the other Obligations, enforce the Lien of Lender in the Collateral or any part thereof, sell or otherwise realize on the Collateral and otherwise enforce the provisions of the Loan Documents or to defend any claims made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrower. Any Person seeking indemnification pursuant to this Section 11.13 shall submit a statement to Borrower therefor, which Borrower shall promptly pay, absent manifest error, and in any event, all of the foregoing costs and expenses may, in the discretion of Lender, be charged to the Term Note. In the event Borrower becomes a debtor under the Bankruptcy Code, Lender's secured claims in such case shall include interest on the Obligations and all fees, costs and charges provided for herein (including, without limitation, reasonable attorneys' fees paid or incurred by Lender).

     11.14 Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH IT IS A PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE HEREOF OR BEFORE OR AFTER THE PAYMENT,

OBSERVANCE AND PERFORMANCE IN FULL OF BORROWER'S OBLIGATIONS
HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS.

     11.15 Termination Statements and Partial Release. Borrower agrees that Lender shall not be required to file UCC termination statements unless and until all Obligations have been paid in full and Lender shall have no further commitment hereunder; provided, however, that Lender will execute appropriate partial releases of Collateral in connection with any sale or other transfer or convey-ance of Collateral made prior to such time to the extent such sale or other transfer or conveyance is expressly permitted hereunder or under any of the other Loan Documents or is consented to in writing by Lender.

     11.16 Cure of Defaults. If Borrower hereafter defaults in the performance of any duty or obligation to Lender hereunder, Lender may, at its option, but without obligation, cure such default and any costs, fees and expenses incurred by Lender in connection therewith including, without limitation, for the purchase of insurance, the payment of taxes and the removal or settlement of liens and claims, shall be deemed to be advances under the Term Loan, whether or not this creates an over-advance under the Term Note, and shall be payable in accordance with its terms.

     11.17 Attorney-in-Fact. Borrower hereby irrevocably designates, appoints and empowers Lender as its attorney-in-fact at Borrower's cost and expense, during the existence of any Event of Default, to do in the name of Borrower any and all actions which Lender may deem necessary or advisable to carry out the terms hereof upon the failure, refusal or inability of Borrower to do so and Borrower hereby agrees to indemnify and hold Lender harmless from any costs, damages, expenses or liabilities arising against or incurred by Lender in connection therewith. This power of attorney, being coupled with an interest, shall be irrevocable, shall continue until all Obligations have been satisfied in full or waived by Lender and this Agreement has been terminated by Lender in writing and shall be in addition to Lender's other rights, powers and remedies.

     IN WITNESS WHEREOF, Borrower and Lender have each caused this Agreement to be duly executed by its duly authorized officer, as of the day and year first above written.

                         "BORROWER"

                         SHONEY'S, INC.


                         By:
                             -------------------------------
                              Title:

                         "LENDER"

                         NATIONSBANK OF TENNESSEE, N.A.


                         By:
                             -------------------------------
                              Title:

                                                       EXHIBIT A

                            TERM NOTE

$28,000,000.00                               December __, 1994
                                             Nashville, Tennessee

     FOR VALUE RECEIVED, the undersigned, SHONEY'S, INC., a Tennessee corporation ("Borrower"), promises to pay to the order of NATIONSBANK OF TENNESSEE, N.A., a national banking association ("Lender"), at One NationsBank Plaza, Nashville, Tennessee 37239, or at such other place as Lender hereafter may direct in writing, in legal tender of the United States of America, the principal sum of TWENTY EIGHT MILLION DOLLARS ($28,000,000.00), or so much thereof as may remain outstanding from time to time hereafter of that certain Term Loan made by Lender to Borrower pursuant to the terms of that certain Loan Agreement dated as of December 1, 1994, between Borrower and Lender (as it may be amended or supplemented from time to time, the "Agreement"), the terms and provisions of which are hereby incorporated herein by reference and made a part hereof (capitalized terms which are defined in the Agreement and which are used herein and not otherwise defined herein shall have the same meanings when used herein as assigned thereto in the Agreement), payable on the terms and dates and in the amounts as hereinafter provided, and to pay interest thereon from the date hereof until paid in full at the rate or rates established from time to time pursuant to the Agreement.

     Subject to the mandatory and optional prepayment provisions described in the Agreement, the principal amount of this Term Note shall be due and payable in nine (9) consecutive semi-annual installments, the first eight (8) of which shall be in the amount of Nine Hundred Thirty-Three Thousand Three Hundred Eighty Dollars ($933,380.00) and the last of which shall be in the amount of Twenty Million Five Hundred Thirty-Two Thousand Nine Hundred Sixty Dollars ($20,532,960.00), the first such installment being due on December 22, 1995, with such installments continuing to be due on each June 22 and December 22 thereafter through and including December 22, 1999, on which date the entire remaining unpaid principal amount of this Term Note together with all accrued interest thereon shall be due and payable.

     Accrued interest on the unpaid principal balance hereof shall be due and payable on each Interest Payment Date, on the Termination Date and otherwise as provided in the Agreement.

     Each payment made on account of principal, and each Rate of Borrowing in effect from time to time, shall be recorded by Lender, and such information so recorded shall be conclusive with respect to such matters absent manifest error.

     Upon an Event of Default, the rate of interest on amounts then outstanding hereunder shall increase automatically and without notice to the Default Rate and such interest shall be payable on demand.

     Borrower agrees, in the event that this Term Note or any portion hereof is collected by legal action or through an attorney at law, to pay all costs of collection, including, without limitation, reasonable attorneys' fees.

     This Term Note evidences a borrowing under, is subject to, and shall be paid, matured and enforced in accordance with, the terms of the Agreement, and is the "Term Note" defined in Section 1.1 thereof. Borrower shall have the right and shall be required to prepay this Term Note as provided in and subject to the conditions set forth in the Agreement, and without premium or penalty except as provided in the Agreement.

     Nothing herein shall limit any right granted Lender by any other instrument or by law.

     Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment, notice of intent to accelerate, notice of acceleration and any other notice required by law relative hereto, except to the extent as otherwise may be provided for in the Agreement.

     IN WITNESS WHEREOF, Borrower has caused this Term Note to be executed by its duly authorized officer as of the day and year first above written.


                              "BORROWER"

                              SHONEY'S, INC.


                              By:_____________________________
                                 Title:


                              Attest:_________________________
                                     Title:

                                                       EXHIBIT B

                     COMPLIANCE CERTIFICATE

NationsBank of Tennessee, N.A.
One NationsBank Plaza
Nashville, Tennessee  37239
Attention: John E. Ball


          Re:  Shoney's, Inc. -- Loan Agreement
               dated as of December 1, 1994

Ladies and Gentlemen:

     This Compliance Certificate is being delivered pursuant to the Loan Agreement dated as of December 1, 1994 (together with all amendments, supplements, amendments and restatements and other modifications, if any, from time to time made thereto, the "Agreement"), between Shoney's, Inc., a Tennessee corporation (the "Borrower"), and NationsBank of Tennessee, N.A., a national banking association (the "Lender"). Capitalized terms used herein without definition shall have the meanings assigned to such terms in
Section 1.1 of the Agreement. All computations performed herein shall conform to the method of computation required by the Agreement.

     The Borrower hereby certifies, represents and warrants that as of __________ __, 19__ (the "Computation Date"):

(a)  Consolidated Net Worth was $________________ as computed on
     Attachment I hereto.

     The minimum Consolidated Net Worth required pursuant to clause
     (a) of Section 8.5 of the Agreement on the Computation Date was $_________________.

(b)  The Funded Debt Ratio was _____ to 1:00, as computed on
     Attachment 2 hereto.

     The maximum Funded Debt Ratio required pursuant to clause (b) of Section 8.5 of the Agreement on the Computation Date was ____:1.00.

(c) The Consolidated Funded Debt was $_____________ as computed on Attachment 3 hereto.

     The maximum Consolidated Funded Debt required pursuant to clause (c) of Section 8.5 of the Agreement on the Computation Date was $_________________.

(d) The Adjusted Interest Coverage Ratio was _____:1.00, as computed on Attachment 4 hereto.

     The minimum Adjusted Interest Coverage Ratio required pursuant to clause (d) of Section 8.5 of the Agreement on the Computation Date was _____:1.00.

(e) The Consolidated Fixed Charge Coverage Ratio was ____:1.00, as computed on Attachment 5 hereto.

     The minimum Consolidated Fixed Charge Coverage Ratio required pursuant to clause (e) of Section 8.5 of the Agreement on the Computation Date was ____:1.00.

(f)  Consolidated Capital Expenditures made thus far for the 19__
     Fiscal Year were $____________.

     The maximum amount of Consolidated Capital Expenditures permitted pursuant to Section 8.7 of the Agreement (including $____________ in carry over from prior Fiscal Years) on the Computation Date was $____________.

(g) The aggregate amount of unsecured revolving indebtedness outstanding on the Computation Date was $_______________.

     The maximum aggregate principal amount of unsecured revolving indebtedness permitted pursuant to clause (b) of Section 8.4 of the Agreement on the Computation Date was $_____________.

(h) Indebtedness of the Borrower and its Subsidiaries (other than Realco) to one or more vendors of any assets to finance its acquisition of such assets on the Computation Date was $____________.

     The maximum aggregate amount outstanding in respect of Indebtedness of the Borrower and its Subsidiaries (other than Realco) to a vendor of any assets to finance its acquisition of such assets pursuant to clause (e) of Section 8.4 of the Agreement on the Computation Date was $_____________.

(I)  The aggregate capitalized amount payable under Capitalized
     Leases was $______________.

     The maximum aggregate capitalized amounts payable under Capitalized Leases permitted pursuant to clause (f) of Section
     8.4 of the Agreement on the Computation Date was $__________.

(J) The Indebtedness of the Borrower in respect of trade or commercial letters of credit was $_____________.

     The maximum aggregate amount outstanding in respect of trade or commercial letters of credit permitted pursuant to clause (g) of Section 8.4 of the Agreement on the Computation Date was $_____________.

 (k) Indebtedness of the Borrower in respect of standby letters of credit (other than any standby letters of credit issued in connection with Mortgage Financing Transactions) was $_____________.

     The maximum aggregate amount outstanding in respect of standby letters of credit permitted pursuant to clause (g) of Section
     8.4 of the Agreement on the Computation Date was $__________.

(l) Indebtedness incurred by the Borrower under and in connection with Mortgage Financing Transactions thus far for the 1994
     Fiscal Year was $__________.

     The maximum amount of Indebtedness with respect to Mortgage
     Financing Transactions permitted pursuant to clause (i) of
     Section 8.4 of the Agreement in respect of the current Fiscal Year on the Computation Date was $__________.

(m) No Default Condition or Event of Default has occurred and is continuing.

     IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by its duly Authorized Officer on this _____ day of ______________, 19__.

                              SHONEY'S, INC.



                              By:
                                 ---------------------------
                                 Its

                     COMPLIANCE CERTIFICATE


                                                   Attachment 1


          CONSOLIDATED NET WORTH


1.   Shareholders' equity (deficit)
     per Balance Sheet                            $_____________


2.   Adjustments

     (a)  Treasury stock (to the extent not
          included in item 1)                     $_____________

     (b)  Write-up in book value of assets
          resulting from revaluation              $_____________

     (c)  Total Adjustments (item (a)
          plus item b))                           $_____________

3.   Consolidated Net Worth (deficit)
     (item (1) minus item 2 (c))   $_____________


MINIMUM AMOUNT ALLOWABLE PER COVENANT

Consolidated Net Worth as of __________ __, 19__  $_____________

                                                  Attachment 2

FUNDED DEBT RATIO


1.   Indebtedness (as computed in
     accordance with the definition of
     such term in the Agreement)
     (including accrued interest on the
     Subordinated LYONS Notes and debt
     incurred with respect to Mortgage
     Financing Transactions) plus the
     amount of reserve for litigation
     settlement                                   $_____________

2.   Adjustments

     (a)  Obligations with respect to
          Rate Swap Agreements                    $_____________

     (b)  Any withdrawal liability to
          a Multiemployer Plan                    $_____________

     (c)  Total Adjustments
          (item (a) plus item (b))                $_____________

3.   Consolidated Funded Debt (item 1
          minus item 2 (c))                       $_____________

4.   Consolidated Net Income                      $_____________

5.   Adjustments

     (a)  All income taxes                        $_____________

     (b)  Consolidated Interest Expense           $_____________

     (c)  Non-cash interest charges,
          depreciation, amortization and
          amortization of transaction costs
          with respect to Indebtedness and
          amortization of bond discount
          relating to the Subordinated
          Debentures (to the extent not
          included in item 4.)                    $_____________

     (d)  Total adjustments
          (item (a) plus item (b)
          plus item (c))                          $_____________

6.   EBITDA (Item 4 plus 5(d))                    $_____________

7.   Item 3 divided by item 6 ____

                                                  Attachment 3

CONSOLIDATED FUNDED DEBT

1.   Indebtedness (as computed in
     accordance with the definition of
     such term in the Agreement)
     (including accrued interest on the
     Subordinated LYONS Notes and debt
     incurred with respect to Mortgage
     Financing Transactions) plus the
     amount of reserve for litigation
     settlement                                   $_____________

2.   Adjustments

     (a)  Obligations with respect to
          Rate Swap Agreements                    $_____________

     (b)  Any withdrawal liability to a
           Multiemployer Plan                     $_____________

     (c)  Total adjustments
          (item (a) plus item (b))                $_____________

3.   Consolidated Funded Debt (item 1
     minus item 2(c))                             $_____________

                                                  Attachment 4

ADJUSTED INTEREST COVERAGE RATIO

1.   Adjusted EBITDA
     (EBITDA minus Consolidated Capital
     Expenditures (other than in respect
     of Franchisee Acquisitions))                 $_____________

2.   Consolidated Interest Expense
     paid or payable in cash                      $_____________

3.   Adjusted Interest Coverage Ratio
     (item 1 divided by item 2)                             _____

                                                  Attachment 5

            CONSOLIDATED FIXED-CHARGE COVERAGE RATIO

1.   EBITDA                                       $_____________

2.   Consolidated Lease Expense                   $_____________

3.   Consolidated Interest Expense                $_____________

4.   Scheduled payments of any Consolidated
     Funded Debt (including, without
     limitation, the amount of scheduled
     payments under Capitalized Leases,
     other than such as is appropriately
     allocable to Consolidated Interest
     Expense) net of proceeds of insurance
     recoveries for such period received
     by the Borrower in respect of certain
     litigation against the Borrower as
     reflected in the Borrower's Annual
     Report on Form 10-K for its 19__ Fiscal
     Year; provided, however, that for purposes
     of this clause (b) only, Consolidated
     Funded Debt shall not include any
     Indebtedness permitted under clause
     (b) of Section 8.4 or any similar
     indebtedness permitted under clause
     (c) of Section 8.4 so long as such
     Indebtedness is, by its terms,
     renewable and the provider of such
     Indebtedness has not declined to so
     renew such Indebtedness                      $_____________

 5.  All federal, state and local income
     taxes of the Borrower and its
     Subsidiaries                                 $_____________

6.   Consolidated Fixed Charges (item 2
     plus item 3 plus item 4 plus item 5)         $_____________

7.   Item 1 plus item 2                           $_____________

8.   Item 7 divided by item 6                              _____

                                                       EXHIBIT C


                         INTEREST NOTICE



NationsBank of Tennessee, N.A.
One NationsBank Plaza
Nashville, Tennessee  37239
Attention:  John E. Ball


     Re: Shoney's, Inc. ("Borrower"); Loan Agreement dated as of December 1, 1994

Ladies and Gentlemen:

     This Interest Notice is delivered to you pursuant to Section
4.1.3 of the above referenced Loan Agreement (together with all amendments, if any, from time to time made thereto, the "Agreement"). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Agreement.

     Borrower hereby requests that on ________________, 19____:

     1. $_____________ of the presently outstanding principal amount of the Term Loan,

     2.   be [converted into] [continued as],

     3. [a Fixed Rate Portion bearing interest at a rate based on a Libor Rate having an Interest Period of ___________ months] [a
Floating Rate Portion].

     Borrower has caused this Interest Notice to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this _____ day of ___________, 19__.

                              SHONEY'S, INC.


                              By:____________________________
                              Title:_________________________

                                                       EXHIBIT D

                  MORTGAGE FINANCING COLLATERAL


                   Omitted due to immateriality

                                                       EXHIBIT E


EXHIBIT E

                         RELEASE AMOUNTS


                        LEE'S RESTAURANTS

     STORE NO.              LOCATION          RELEASE AMOUNT

       5761         Birmingham, AL              $322,562

       8532         Jacksonville, FL            $444,459

       5764         St. Charles, MO             $451,472

       5763         Dellwood, MO                $437,488

       5765         Franklin, TN                $438,592


                     CAPTAIN D'S RESTAURANTS

     STORE NO.              LOCATION          RELEASE AMOUNT

       3533         Anniston, AL                $291,788

       3319         Florence, AL
                         Lot 1                  $480,471
                         Lot 2                  $146,206

       3371         Jacksonville, FL            $333,106

       3528         Macon Rd., Columbus, GA
                         Lot 1                  $254,006
                         Lot 2                  $0

       3601         Victory Dr.,
                    Columbus, GA                $205,085

       3563         Joseph, MO                  $396,504

       3600         Jackson, MS                 $348,029

       3411         Oklahoma City, OK           $236,604

       3671         Tullahoma, TN               $275,371

       3521         Huntington, WV              $408,745

                      SHONEY'S RESTAURANTS

     STORE NO.              LOCATION          RELEASE AMOUNT

       1439         St. Augustine, FL           $834,196

       1525         Fairview Heights, IL        $904,100

       1319         Valparaiso, IN              $656,696

       1320         Portage, IN                 $674,498

       1190         Merriam, KS                 $868,101

       1604         Hutchinson, KS              $534,448

       8600         Lake Charles, LA            $741,328

       1510         Jennings, LA                $580,717

       1623         Birch Run, MI               $811,361

       1318         Benton Harbor, MI           $605,571

       1361         Taylor, MI                  $774,473

       1238         St. Louis, MO               $625,723

       1261         Hattiesburg, MS             $522,751

       1531         Omaha, NE                   $891,076

       1454         Mansfield, OH               $679,841

       1463         Reynoldsburg, OH            $982,233

       1464         St. Clairsville, OH         $760,000

       1554         Ardmore, OK                 $644,348

       1232         Hendersonville, TN          $792,159

       1214         Cookeville, TN              $475,421

       1231         Franklin, TN                $660,690

       1255         Manchester, TN              $687,054

       1386         Fry Rd., Katy, TX           $815,083

       1385         I-810 Kirby,
                    Houston, TX                 $856,490

       1384         Hillcroft Ave.,
                    Houston, TX                 $801,066

       1111         Huntington, WV              $725,848


                       PARGO'S RESTAURANTS

     STORE NO.              LOCATION          RELEASE AMOUNT

       7709         Frederick, MD               $1,102,396

       7712         Chesapeake, VA              $1,258,586

       7713         Virginia Beach, VA          $1,320,992

                                                       EXHIBIT F



                        December 21, 1994


NationsBank of Tennessee, N.A.
One NationsBank Plaza
Nashville, Tennessee 37239

     Re: Loan Agreement, dated as of December 1, 1994 (the "Agreement") between Shoney's, Inc., a Tennessee corporation (the "Borrower"), and NationsBank of Tennessee, N.A., a National Banking Association (the "Lender")

Ladies and Gentlemen:

     We have acted as general counsel for the Borrower in connection with the execution and delivery of the Agreement and counterparts of the Master Mortgage Indenture, Deed of Trust and Deed to Secure Debt with Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of December 1, 1994 (the "Mortgages"), and have participated on the Borrower's behalf in connection with the closing of the loan contemplated by the Agreement (the "Loan") in Nashville, Tennessee. This Opinion Letter is provided to the Lender at the request of the Borrower pursuant to Section 5.1(d) of the Agreement. This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, all opinions set forth in this Opinion Letter are subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, including but not limited to the General Qualifications set forth in the Accord, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. Also, except as otherwise indicated herein, capitalized terms used in this Opinion Letter and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement or the Accord and, in the event of an inconsistency between the definitions in the Agreement and the Accord, the definitions in the Agreement shall govern.

     In connection with the foregoing, we have examined, among other things, the following documents:

     (a)  an executed copy of the Agreement;

     (b)  the executed Term Note;

NationsBank of Tennessee, N.A.
December 21, 1994
Page 2

     (c)  executed counterparts of the Mortgages;

     (d)  all other documents furnished by the Borrower pursuant to
          Section 5.1 of the Agreement and in connection with the closing of the Loan;

     (e)  the Constituent Documents of the Borrower;

     (f) a Certificate of Existence for the Borrower issued by the Secretary of State of Tennessee dated December 19, 1994
          (the "Certificate of Existence"); and

     (g) the documents filed (including those incorporated by reference) by the Borrower with the Securities and Exchange Commission as exhibits to the Borrower's Annual Report on Form 10-K for the fiscal year ended October 31, 1993 (the "Borrower Agreements") and Court Orders covered by the opinion set forth in paragraph (6) below.

     For purposes of this Opinion Letter, we have relied upon factual information provided by others (including factual representations by the Borrower in the Loan Documents and certificates of officers of the Borrower) and information set forth in Public Authority Documents. The Law covered by the opinions set forth below is limited to the federal law of the United States of America and the Law of the State of Tennessee.

     Based upon and subject to the other provisions of this Opinion Letter, it is our opinion that:

     1. In sole reliance upon the Certificate of Existence, a copy of which has been delivered to you, the Borrower is a corporation validly existing and in good standing under the laws of the State of Tennessee. In accordance with T.C.A. Section 48-11-309(c), the Certificate of Existence is "conclusive evidence that the corporation is in existence or is authorized to transact business" in the State of Tennessee and "is in good standing." We have relied upon this statute in rendering this opinion.

     2. The Borrower has the corporate power and authority to execute, deliver, and perform under the Loan Documents and has taken all necessary and appropriate corporate action to authorize the execution, delivery, and performance of the Loan Documents to which the Borrower is a party.

     3. Assuming the valid execution by the parties thereto, if any, other than the Borrower, the Agreement, the Term Note, and the Mortgages (to the extent governed by the Laws of the State

NationsBank of Tennessee, N.A.
December 21, 1994
Page 3

of Tennessee) constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     4. No consent or authorization of or notice or filing with any of the Borrower's stockholders or any Governmental Authority of the United States of America or the State of Tennessee is required in connection with the execution, delivery, or performance by the Borrower of the Loan Documents to which the Borrower is a party.

     5. Those officers of Borrower listed in the resolutions of the Board of Directors of the Borrower adopted October 13, 1994 and the incumbency certificate from the Borrower dated as of the date hereof, are duly authorized and empowered to execute, attest, and deliver the Loan Documents to which the Borrower is a party for and on behalf of the Borrower.

     6. Execution and delivery by the Borrower of, and performance of its agreements in, the Loan Documents do not: (a) violate the Constituent Documents of the Borrower; (b) breach, or result in a default under, any existing obligations of the Borrower under any material contracts of the Borrower of which we have knowledge or under the Borrower Agreements; (c) breach or otherwise violate any existing obligation of the Borrower under any Court Orders applicable to the Borrower of which we have knowledge; or
(d) violate any applicable provisions of statutory law or regulations.

     7. To our knowledge, except as set forth in Exhibit I to the Agreement, there are no proceedings pending or threatened before any court or administrative agency which might have a Materially
Adverse Effect.

     The opinions expressed herein are also subject to the following assumption and qualifications:

          (a) We have assumed that the Floating Rate plus the Applicable Margin, the Fixed Rate plus the Applicable Margin, and the Default Rate at any time during which either the Floating Rate plus the Applicable Margin, the Fixed Rate plus the Applicable Margin, or the Default Rate applies, does not exceed the greater of: (i) the "formula rate" (defined in T.C.A. Section 47-14-102 as an "annual rate of interest four (4%) percentage points above the average prime loan rate (or the average short-term business loan rate, however denominated) for the most recent week for which such an average rate has been published by the board of governors of the Federal
     Reserve System of the United States, or twenty-four percent

NationsBank of Tennessee, N.A.
December 21, 1994
Page 4

(24%) per annum, whichever is less") existing on the date hereof;
or (ii) the "formula rate" existing at any such time as either the Floating Rate plus the Applicable Margin, the Fixed Rate plus the
Applicable Margin, or the Default Rate applies.

          (b) We express no opinion as to any matter not specifically stated to be and numbered as an opinion.

          (c) We express no opinion as to the enforceability of any provision in the Agreement, the Term Note, or the Mortgages, which purports: (i) to impose on the Lender standards for the care of Collateral in the possession of the Lender; or (ii) to provide for or effect a confession of judgment on the part of the Borrower in any amount.

          (d) We express no opinion as to the Borrower's ability to repay or otherwise satisfy the Loan.

     The opinions expressed herein are solely for the benefit of the Lender, its successors and any assignees and participants permitted under the Agreement, and may not be relied upon by, and may not be copied or distributed to, any other person or entity without our express written consent.

                                   Very truly yours,



                                   TUKE YOPP & SWEENEY

                                                       EXHIBIT G

                         PROPERTIES WITH
                      ENVIRONMENTAL REPORTS

                        (Section 5.1(j))

Location            Store     State          Concept

Dellwood, Missouri  5763      Missouri       Lee's Famous Recipe

                                                       EXHIBIT H


                      APPRAISED PROPERTIES

                        (Section 5.1(k))


Location            Store     State          Concept

Hendersonville      1232      Tennessee      Shoney's

Florence            3319      Alabama        Captain D's

Franklin            5765      Tennessee      Lee's Famous
                                              Recipe

Virginia Beach      7713      Virginia       Pargo's

                                                  EXHIBIT I


            MATERIAL PENDING OR THREATENED LITIGATION


     Termination of Danner Stock Purchase Agreement: On June 30, 1993, and in a Current Report on Form 8-K dated June 30, 1993 and filed with the Securities and Exchange Commission on July 8, 1993, Shoney's, Inc. (the "Borrower") reported the termination of the Stock Purchase Agreement, dated March 18, 1993 (the "Stock Purchase Agreement"), between the Borrower and R.L. Danner, who was a director of the Borrower, and certain affiliates of Mr. Danner. In the Stock Purchase Agreement, the Borrower had agreed to purchase 4,632,701 shares of the Borrower's common stock owned by Mr. Danner and his affiliates at a price of Twenty-Two and 875/1000 Dollars ($22.875) per share, which amounted in the aggregate to $105,973,035. Completion of the proposed purchase was subject to:
(i) approval of the Borrower's lenders; (ii) receipt by the Borrower of suitable financing; (iii) receipt by the Borrower of a favorable opinion indicating that the purchase was fair to the Borrower and its shareholders from a financial point of view and that, following the purchase, the Borrower would be able to pay its debts as they became due in the usual course of business and the value of the Borrower's assets would exceed its liabilities; and
(iv) completion of any necessary regulatory filings. The purchase originally was expected to be concluded on or before June 30, 1993.

     The Stock Purchase Agreement was terminated due to the Borrower's inability to satisfy certain contingencies with respect to the transaction. Mr. Danner's attorneys advised the Borrower that they considered the Borrower's failure to close under the Stock Purchase Agreement to be a breach of the Stock Purchase Agreement and that they reserved all rights to pursue all responsible parties for all damages occasioned thereby. In addition, Mr. Danner's attorneys are reported to have stated that an action to enforce the Stock Purchase Agreement is an option available to them. No action has been commenced at this time.

          J&J Seafood v. Shoney's, Inc.: United States District Court, Middle District of Tennessee (No. 3:94-1116). On December l6, l994 counsel for J&J Seafood, Inc. ("J&J"), a franchisee of one of the Borrower's "Captain D's" restaurants, informed counsel for the Borrower, that unless by December 19, 1994, the Borrower settled a pending case brought in Tennessee state court by J&J by paying J&J $1,650,000 plus assumption of equipment leases at J&J's Mt. Juliet, Tennessee store, J&J would file a class action anti-trust and consumer protection act case against the Borrower. The draft complaint alleges violations of Sections 1 and 2 of the Sherman Act and a violation of the Tennessee Consumer Protection Act. The thrust of the allegations are that the Borrower imposes a "tying" arrangement requiring franchisees to purchase food and food products from the Borrower's commissary. The complaint seeks up to $500,000,000 in damages for the class and treble damages. The claims to be asserted in this federal case are essentially the same as certain claims made in the state court case; however, in that earlier case the claims were made only by J&J (as distinguished from being made on behalf of a class) and were identified as consumer protection act claims, rather than as anti-trust claims. The Borrower has filed a motion for summary judgment in the state court case seeking dismissal of all claims. That motion is pending. The Borrower rejected J&J's settlement demand and the threatened federal case was filed on December 19, 1994.

                                                       EXHIBIT J

                      ENVIRONMENTAL MATTERS


     Arnold, Missouri Property. Shoney's, Inc. (the "Borrower") received a letter dated October 4, 1993 from Steven J. and Sandra
J. Zimmermann, giving notice of their intent to file suit under the citizen suit provisions of the Clean Water Act, 33 U.S.C. Section 1365(a), and the Resource Conservation and Recovery Act, 42 U.S.C.
Section 7972(a), as well as under the Oil Pollution Act of 1990 and the common law. Their letter alleges that petroleum hydrocarbons have been discovered on the Zimmermanns' property, and that the source is the Borrower, which they claim has violated the Clean Water Act and the Resource Conservation and Recovery Act by unlawfully discharging and disposing of diesel fuel on or at the site of a restaurant the Borrower owns and operates at 1220 Big Bill Road in Arnold, Missouri. The property was formerly operated as a service station prior to its purchase by the Borrower in 1992. A release of diesel fuel from underground storage tanks was documented at the site in 1991, but the tanks were removed and the site remediated under the oversight of the Missouri Department of Natural
Resources. The Borrower has not maintained any sources of diesel fuel on the property since its purchase.

     No suit has yet been filed against the Borrower. If suit is filed, however, the Borrower anticipates filing a motion for summary judgment seeking dismissal of the claims asserted against it. The Borrower will assert that the alleged petroleum release cannot have its source on the Borrower's property because there are no current diesel fuel tanks on the premises and the property was fully remediated in 1991. In addition, there are other potential sources of hydrocarbon contamination in the area.

     The Missouri Department of Natural Resources also is investigating the Borrower's site as well as several neighboring properties to determine the source of the contamination. At the present time, the Missouri Department of Natural Resources has not initiated an enforcement action; however, such an action is an option available to it. The Borrower and potentially responsible parties in the area have made certain limited investigations in an attempt to locate the source of the contamination. To date, their investigations have not resolved the issue of the source.

                                                       EXHIBIT K


                          Labor Matters

                         (Section 6.14)

                              NONE

                                                       EXHIBIT L


                      Existing Indebtedness



                   Omitted due to immateriality

                                                       EXHIBIT M


                    POST-CLOSING REQUIREMENTS



Borrower shall deliver each of the following to Lender:

     1.   As-built survey for Jackson, Mississippi store (#3600).

     2. Comprehensive, access and survey endorsements for Jackson, Mississippi store's (#3600) title policy in the forms reasonably available from Chicago Title Insurance
          Company.

     3. Evidence of subdivision approval or plat revision for St. Clairesville, Ohio store (#1464) and Houston, Texas (Hillcroft) store (#1384) or other evidence that the lack of such subdivision approval of plat revision will not impair Lender's ability to foreclose on and sell those stores upon an Acceleration Event.

     4. Certification from the Borrower that a variance approves the location of the Birmingham, Alabama store (#5761).

     5. Evidence that the zoning ordinance applicable to the Ardmore, Oklahoma store (#1554) would prohibit drilling on the property or that drilling on the property is not reasonably likely to occur.

     6. Evidence that the loss of month-to-month leased property adjoining the Oklahoma City, Oklahoma store (#3411) would not cause the property to be in violation of the applicable zoning regulations or that such violation would not prevent the normal operation of the store.

     7. Evidence that the access easement for the St. Augustine, Florida store (#1493) is contiguous to Route 208 or that access is otherwise available.

     8. Subordination agreement relating to the Lake Charles, Louisiana store (#8600) reasonably satisfactory to Lender.

     9. Written appraisals of the properties identified on Exhibit H to the Loan Agreement to which this Exhibit M is attached.